                                                                     Exhibit 2.1

================================================================================

                                                                  Execution Copy



                     AGREEMENT AND PLAN OF REORGANIZATION


                                 By and Among

                         FiberNet Telecom Group, Inc.

                             FiberNet Holdco, Inc.

                           FiberNet Merger Sub, Inc.

                            Devnet Merger Sub, LLC

                                 Devnet L.L.C.

                                      and

                             FP Enterprises L.L.C.

================================================================================

                               TABLE OF CONTENTS

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Article I    The Merger............................................................................           3
        1.      The Merger.........................................................................           3
        1.1     The Merger; Filing and Effective Time..............................................           3
        1.2     Closing............................................................................           3
        1.3     Effects of the Merger..............................................................           3
        1.4     Certificate of Incorporation of the Surviving Corporation..........................           3
        1.5     Bylaws of the Surviving Corporation................................................           4
        1.6     Directors and Officers of the Surviving Corporation................................           4
        1.7     Further Assurances.................................................................           5

Article II   Effect of the Merger on the Capital Stock of the Constituent Corporations.............           5
        2.      Effect of Capital Stock............................................................           5
        2.1     Conversion of Merger Sub Shares....................................................           5
        2.2     Conversion of FiberNet Shares......................................................           5
        2.3     Notification of Transfer Agent.....................................................           7
        2.4     Stock Certificates.................................................................           7

Article III  Additional Merger Agreements..........................................................           8
        3.      Additional Merger Agreements.......................................................           8
        3.1     Directors and Officers of Holdco Upon the Effective Time...........................           8
        3.2     Holdco Certificate of Incorporation................................................           8
        3.3     Holdco Bylaws......................................................................           8
        3.4     No FiberNet Stockholder Meeting; Merger Sub Stockholder Written Consent............           8
        3.5     Employee and Director FiberNet Stock Options.......................................           9
        3.6     FiberNet Warrants..................................................................           9
        3.7     Outstanding Holdco Common Shares...................................................           9
        3.8     Other Agreements...................................................................          10
        3.9     Holdco as Successor Registrant to FiberNet.........................................          10
        3.10    Filings............................................................................          10

Article IV   Devnet Merger.........................................................................          10
        4.      Devnet Merger......................................................................          10
        4.1     The Devnet Merger..................................................................          10
        4.2     Conversion of Units................................................................          11
        4.3     The Effective Time.................................................................          11
        4.4     Devnet Merger Consideration........................................................          11
        4.5     Certificate of Formation and Operating Agreement...................................          11
        4.6     Officers...........................................................................          12
        4.7     Effects of the Merger..............................................................          12
        4.8     Payment of the Devnet Merger Consideration.........................................          12
        4.9     Options............................................................................          15


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        4.10    Lost Certificates.........................................................................    15

Article V    Representations and Warranties of Devnet.....................................................    15
        5.      Representations and Warranties of Devnet..................................................    15
        5.1     Description and Lists.....................................................................    16
        5.2     Limited Liability Company Organization; Authority.........................................    18
        5.3     Capitalization............................................................................    18
        5.4     Subsidiaries..............................................................................    19
        5.5     No Violation..............................................................................    19
        5.6     Consents and Approvals of Governmental Authorities........................................    19
        5.7     Financial Statements of Devnet............................................................    20
        5.8     Contractual Arrangements with Members, the Managing Member or Employees...................    20
        5.9     Absence of Certain Changes................................................................    22
        5.10    Title to Property; Leases; Encumbrances...................................................    24
        5.11    Patents, Trademarks, Trade Names..........................................................    24
        5.12    Litigation; Compliance with Laws..........................................................    24
        5.13    Environmental Matters.....................................................................    25
        5.14    Taxes and Tax Returns.....................................................................    25
        5.15    Benefit Plans.............................................................................    26
        5.16    Labor Matters.............................................................................    26
        5.17    Insurance.................................................................................    27
        5.18    Contracts.................................................................................    27
        5.19    Finders and Investment Bankers............................................................    27
        5.20    Licenses, Permits and Authorizations......................................................    27
        5.21    Entire Business...........................................................................    28
        5.22    Disclosure................................................................................    28

Article VI   Representations and Warranties of Holdco, Fibernet, Merger Sub and Devnet Merger Sub.........    28
        6.      Representations and Warranties of Holdco, FiberNet, Merger Sub and Devnet Merger Sub......    28
        6.1     Organization; Etc.........................................................................    28
        6.2     Authorization; Etc........................................................................    28
        6.3     Capitalization............................................................................    29
        6.4     No Violation..............................................................................    30
        6.5     Reports...................................................................................    30
        6.6     Consents and Approvals of Governmental Authorities........................................    31
        6.7     Finders and Investment Bankers............................................................    31
        6.8     Litigation................................................................................    31
        6.9     Taxes and Tax Returns.....................................................................    31
        6.10    Merger Sub and Devnet Merger Sub..........................................................    33
        6.11    Additional Tax Representations, Warranties and Covenants..................................    33


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Article VII  Conduct of Business Pending Closing........................................................  32
        7.      Conduct of Business Pending Closing.....................................................  32
        7.1     Conduct of Business.....................................................................  32
        7.2     Communications with Members.............................................................  34

Article VIII Additional Agreements.....................................................................   34
        8.      Additional Agreements..................................................................   34
        8.1     Advice of Change.......................................................................   34
        8.2     Access to Properties and Records; Confidentiality......................................   34
        8.3     Books and Records......................................................................   35
        8.4     Consents and Approvals.................................................................   36
        8.5     Satisfaction of Closing Conditions.....................................................   36
        8.6     Litigation.............................................................................   36
        8.7     Tax Covenants..........................................................................   37
        8.8     No Solicitation........................................................................   38
        8.9     Additional Instruments; Further Assurances.............................................   40
        8.10    Estoppel Certificates..................................................................   40
        8.11    Registration Rights Agreement..........................................................   40
        8.12    Tax Cooperation and Consistent Reporting...............................................   40
        8.13    Tax Adjustment Payments................................................................   42
        8.14    Section 754 Election...................................................................   42
        8.15    Disclosure Supplement..................................................................   43
        8.16    Director...............................................................................   43
        8.17    Escrow Agreement.......................................................................   43
        8.18    Employment Agreements..................................................................   43
        8.19    Surviving Rights.......................................................................   43
        8.20    Operating Agreement Amendment..........................................................   43
        8.21    Schedules..............................................................................   43
        8.22    Knowledge..............................................................................   43
        8.23    Holdco Disclaimer as to Post-Closing Arrangements Among the Members....................   44
        8.24    Management Arrangements................................................................   44

Article IX   Conditions to Obligations of Each Party...................................................   44
        9.      Conditions to Obligations of Each Party................................................   44
        9.1     No Action or Proceeding................................................................   44
        9.2     Compliance with Law....................................................................   45
        9.3     Escrow Agreement.......................................................................   45
        9.4     Nasdaq.................................................................................   45

Article X    Conditions To Fibernet's, Holdco's, Merger Sub's and Devnet Merger Sub's Obligations......   45
        10.     Conditions to FiberNet's Obligations...................................................   45
        10.1    Statutes...............................................................................   45
        10.2    Representations and Warranties.........................................................   45
        10.3    Performance............................................................................   45


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        10.4    Authority.............................................................................  45
        10.5    Opinion of Counsel....................................................................  46
        10.6    Tax Opinion...........................................................................  46
        10.7    Approvals and Filings.................................................................  46
        10.8    Certificates..........................................................................  46
        10.9    Resignation...........................................................................  46
        10.10   Signature Authority...................................................................  46
        10.11   Waiver of Rights......................................................................  46
        10.12   Members Agreements....................................................................  47
        10.13   Consent...............................................................................  47
        10.14   Employment Agreement..................................................................  47

Article XI   Conditions to Obligations of Devnet......................................................  47
        11.     Conditions to Devnet's Obligations....................................................  47
        11.1    Statutes..............................................................................  47
        11.2    Representations and Warranties........................................................  47
        11.3    Performance...........................................................................  47
        11.4    Authority.............................................................................  47
        11.5    Opinion of FiberNet's Counsel.........................................................  48
        11.6    Tax Opinion...........................................................................  48
        11.7    Approvals and Filings.................................................................  48
        11.8    Certificates..........................................................................  48
        11.9    Fairness Opinion......................................................................  48
        11.10   Offer of Employment...................................................................  48

Article XII  Termination..............................................................................  48
        12.     Termination...........................................................................  48
        12.1    Termination...........................................................................  48
        12.2    Effect of Termination.................................................................  49

Article XIII Nature and Survival of Representations and Warranties; Escrow; Indemnification, Etc......  50
        13.     Nature and Survival of Representations and Warranties; Indemnification, Etc...........  50
        13.1    Survival of Representations, Warranties, Etc..........................................  50
        13.2    Escrow Fund...........................................................................  50
        13.3    Damage Threshold......................................................................  51
        13.4    Escrow Period.........................................................................  51
        13.5    Claims upon Escrow Fund...............................................................  52
        13.6    Objections to Claims..................................................................  52
        13.7    Resolution of Conflicts...............................................................  53
        13.8    Actions of the Managing Member........................................................  53
        13.9    FiberNet's Agreement to Indemnify.....................................................  53
        13.10   Third Party Claims....................................................................  54
        13.11   Tax Claims............................................................................  56
        13.12   Effect of Taxes and Insurance.........................................................  57

                                     -iv-
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        13.13   Purchase Price Adjustment..............................................................  58
        13.14   Interest...............................................................................  58
        13.15   Managing Member Joinder................................................................  58
        13.16   Relationship to Section 12.2...........................................................  59

Article XIV  Miscellaneous Provisions..................................................................  59
        14.     Miscellaneous Provisions...............................................................  59
        14.1    Amendment and Modification.............................................................  59
        14.2    Waiver.................................................................................  59
        14.3    Notices................................................................................  59
        14.4    Binding Nature; Assignment.............................................................  60
        14.5    Governing Law; Submission to Jurisdiction..............................................  61
        14.6    Public Announcements...................................................................  61
        14.7    Expenses...............................................................................  61
        14.8    Counterparts...........................................................................  61
        14.9    Headings...............................................................................  62
        14.10   Entire Agreement.......................................................................  62
        14.11   Remedies Exclusive.....................................................................  62
        14.12   Arbitration............................................................................  62
        14.13   Third Party Beneficiaries..............................................................  63

Article XV   Glossary..................................................................................  64
        15.     Glossary...............................................................................  64

                               LIST OF SCHEDULES

Schedule A               -     Ownership of Units
----------
Schedule 4.4(b)          -     Distribution Schedule
---------------
Schedule 4.6             -     Officers of the Surviving LLC
------------
Schedule 4.9(a)          -     Adjustment Shares Schedule
---------------
Schedule 4.9(b)          -     Option Schedule
---------------
Schedule 5.1(a)          -     Real Property
---------------
Schedule 5.1(b)          -     Intangible Property
---------------
Schedule 5.1(c)          -     Contracts and Agreements
---------------
Schedule 5.1(d)          -     Employee Matters
---------------
Schedule 5.1(e)          -     Indebtedness
---------------
Schedule 5.1(f)          -     Accounts
---------------
Schedule 5.1(g)          -     Capital Expenditure
---------------
Schedule 5.1(h)          -     Operating Agreements
---------------
Schedule 5.1(i)          -     Powers of Attorney
---------------
Schedule 5.1(j)          -     Insurance
---------------
Schedule 5.1(k)          -     Approvals
---------------
Schedule 5.1(l)          -     Agreements Related to Distribution of Products
---------------                or Services

Schedule 5.1(m)          -     Other Material Agreements
---------------
Schedule 5.2             -     Foreign Qualifications
------------
Schedule 5.3             -     Devnet Capitalization
------------
Schedule 5.4             -     Subsidiaries
------------
Schedule 5.5             -     No Violation
------------
Schedule 5.6             -     Consents and Approvals of Governmental
------------                   Authorities

Schedule 5.7             -     Liabilities
------------
Schedule 5.8             -     Contractual Arrangements with Members, Managing
------------                   Member, Employees

Schedule 5.9(a)          -     Absence of Certain Changes
---------------
Schedule 5.9(b)          -     Absence of Certain Changes
---------------
Schedule 5.10(a)(i)      -     Title to Property
-------------------
Schedule 5.10(a)(ii)     -     Liens
--------------------
Schedule 5.10(b)(i)      -     Real Property Leased
-------------------
Schedule 5.10(b)(ii)     -     Interests in Real Property
--------------------
Schedule 5.10(c)         -     Status of Leases and Contracts
----------------
Schedule 5.10(d)         -     Assets
----------------
Schedule 5.10(e)         -     Encumbrances
----------------
Schedule 5.11            -     Patents, Trademarks, Trade Names
-------------
Schedule 5.12            -     Litigation; Compliance with Laws
-------------
Schedule 5.13            -     Environmental Permits, Licenses and Other
-------------                  Authorizations

Schedule 5.14            -     Taxes and Tax Returns
-------------
Schedule 5.15            -     Benefit Plans
-------------
Schedule 5.16            -     Devnet Labor Matters
-------------
Schedule 5.18            -     Contracts
-------------
Schedule 5.19            -     Finders and Investment Bankers
-------------
Schedule 5.20            -     Licenses, Permits, and Authorizations
-------------
Schedule 6.3             -     FiberNet Capitalization
------------

Schedule 6.4             -     FiberNet No Violation
------------
Schedule 6.5(a)          -     FiberNet SEC Reports
---------------
Schedule 6.6             -     FiberNet Consents and Approvals of Governmental
------------                   Authorities

Schedule 6.9             -     Taxes and Tax Returns
------------
Schedule 7.1             -     Conduct of Business
------------
Schedule 8.10            -     Estoppel Certificates
-------------
Schedule 8.22(a)         -     Key Persons of FiberNet
----------------
Schedule 8.22(b)         -     Key Persons of Devnet
----------------
Schedule 8.24            -     Management Arrangements
-------------
Schedule 10.12           -     Members Agreements
--------------
Schedule 11.7            -     Approvals, Consents and Authorizations
-------------
Schedule 14.12(a)        -     Notice to Members
-----------------
Schedule 14.12(b)        -     Notice to Optionees
-----------------

                               LIST OF EXHIBITS

Exhibit A-1    -    Form of Joinder to Registration Rights Agreement and
-----------         Lock-Up Agreement

Exhibit A-2    -    Form of Joinder to Registration Rights Agreement and
-----------         Stockholders Agreement

Exhibit B      -    Registration Rights Agreement
----------
Exhibit C      -    Form of Escrow Agreement
----------
Exhibit D      -    Form of Opinion of Dewey Ballantine LLP
----------
Exhibit E      -    Form of Consulting Agreement with Joel R. Wilson
---------
Exhibit F      -    Form of Amendment to the Operating Agreement
---------
Exhibit G      -    Form of Opinion of Mintz Levin Cohn Ferris Glovsky and
---------           Popeo PC

Exhibit H      -    Intra-Member Escrow Provisions
---------
Exhibit I      -    Form of Employment Agreement with Philip L. DiGennaro
---------
Exhibit J      -    Press Release
---------

                     AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (this "Agreement") is entered into this 2/nd/ day of June, 2000, by and among FiberNet Telecom Group, Inc., a Delaware corporation ("FiberNet" or, with regard to the period upon and after the Effective Time (as defined herein), the "Surviving Corporation"), FiberNet Holdco, Inc., a Delaware corporation ("Holdco"), which is a direct wholly-owned subsidiary of FiberNet, FiberNet Merger Sub, Inc., a Delaware corporation ("Merger Sub"), which is a direct wholly-owned subsidiary of Holdco and an indirect wholly-owned subsidiary of FiberNet (Holdco and Merger Sub, collectively the "Constituent Corporations" and each, a "Constituent Corporation"), Devnet Merger Sub, LLC, a Delaware limited liability company ("Devnet Merger Sub"), which is a direct wholly-owned subsidiary of Holdco and an indirect wholly-owned subsidiary of FiberNet, Devnet L.L.C., a Delaware limited liability company ("Devnet"), and FP Enterprises L.L.C., a Delaware limited liability company and the managing member of Devnet (exclusively for the purposes set forth in Section 13.15) (the "Managing Member").

     WHEREAS, the Board of Directors of FiberNet and the Managing Member have each determined that it is in the best interests of their respective stockholders and members for FiberNet and Devnet to combine;

     WHEREAS, FiberNet is a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL") and is authorized to issue a total of 170,000,000 shares, consisting of: (i) 150,000,000 shares of common stock, $.001 par value per share ("FiberNet Common Stock") and (ii) 20,000,000 shares of preferred stock, $.001 par value per share ("FiberNet Preferred Stock"), of which (A) 133,333 shares have been designated Series C Preferred Stock, $.001 par value per share ("FiberNet Series C Preferred Stock"), (B) 500,000 shares have been designated Series D Preferred Stock, $.001 par value per share ("FiberNet Series D Preferred Stock"), (C) 750,000 shares have been designated Series E Preferred Stock, $.001 par value per share ("FiberNet Series E Preferred Stock"), and (D) 500,000 shares have been designated Series F Preferred Stock, $.001 par value per share ("FiberNet Series F Preferred Stock"). As of the close of business on May 24, 2000, there were (i) 28,509,009 shares of FiberNet Common Stock issued and outstanding (the "Outstanding FiberNet Common Shares"); (ii) (A) 83,688 shares of FiberNet Series C Preferred Stock issued and outstanding (the "Outstanding FiberNet Series C Preferred Shares"); (B) 310,173 shares of FiberNet Series D Preferred Stock issued and outstanding (the "Outstanding FiberNet Series D Preferred Shares"); (C) 293,872 shares of FiberNet Series E Preferred Stock issued and outstanding (the "Outstanding FiberNet Series E Preferred Shares"); and (D) 347,819 shares of FiberNet Series F Preferred Stock issued and outstanding (the "Outstanding FiberNet Series F Preferred Shares"); (iii) 10,000,000 shares of FiberNet Common Stock reserved for issuance upon exercise of stock options of FiberNet outstanding or which may be granted pursuant to employee stock option and similar plans; (iv) 9,602,328 shares of FiberNet Common Stock reserved for issuance upon the conversion of FiberNet Preferred Stock; and (v) 10,296,260 shares of FiberNet Common Stock reserved for issuance upon the exercise of FiberNet Warrants (as herein after defined) outstanding.

     WHEREAS, Holdco is a corporation organized and existing under the DGCL and is authorized to issue a total of 170,000,000 shares, consisting of: (i) 150,000,000 shares of common stock, par value $.001 per share ("Holdco Common Stock") and (ii) 20,000,000 shares of preferred stock, par value $.001 per share ("Holdco Preferred Stock"), of which, prior to the Effective Time, (A) 133,333 shares will constitute a series of Holdco Preferred Stock identical to FiberNet Series C Preferred Stock ("Holdco Series C Preferred Stock"), (B) 500,000 shares will constitute a series of Holdco Preferred Stock identical to FiberNet Series D Preferred Stock ("Holdco Series D Preferred Stock"), (C) 750,000 shares will constitute a series of Holdco Preferred Stock identical to FiberNet Series E Preferred Stock ("Holdco Series E Preferred Stock"), and (D) 500,000 shares will constitute a series of Holdco Preferred Stock identical to FiberNet Series F Preferred Stock ("Holdco Series F Preferred Stock"). As of the date hereof, there are 100 shares issued and outstanding of Holdco Common Stock (the "Outstanding Holdco Common Shares");

     WHEREAS, Merger Sub is a corporation organized and existing under the DGCL and is authorized to issue a total of 100 shares, in a single class of common stock, $.001 par value per share ("Merger Sub Common Stock"), of which, as of the date hereof, 100 shares are issued and outstanding (the "Outstanding Merger Sub Common Shares");

     WHEREAS, as of the date hereof, Holdco holds of record all of the Outstanding Merger Sub Common Stock and no shares of Merger Sub Common Stock are issued but not outstanding;

     WHEREAS, as of the date hereof, FiberNet holds of record all of the Outstanding Holdco Common Shares and no shares of Holdco Common Stock are issued but not outstanding;

     WHEREAS, the respective Boards of Directors of FiberNet, Merger Sub and Holdco have determined that it is advisable and in the best interests of each of FiberNet, Merger Sub and Holdco and their respective stockholders that Merger Sub be merged with and into FiberNet, with FiberNet continuing as the Surviving Corporation, in accordance with the terms and conditions of this Agreement (the "Merger"), and accordingly the Boards of Directors of each of FiberNet, Merger Sub and Holdco have approved and authorized this Agreement and the transactions contemplated hereby, including the Merger;

     WHEREAS, Devnet is a limited liability company organized and existing under the Delaware Limited Liability Company Act (the "DLLCA"), of which (i) 77.109% of the issued and outstanding membership interests have been designated Class A Units (the "Class A Units"), (ii) 19.277% of the issued and outstanding membership interests have been designated Class B Units (the "Class B Units" and together with the Class A Units, the "Units") and (iii) 3.614% of the issued and outstanding membership interests have been designated Class C Units (the "Class C Units"). The Units are held by the Members as set forth on Schedule A hereto.
                                                              ----------
The Class C Units are held by FiberNet;

     WHEREAS, Devnet Merger Sub is a limited liability company organized and existing under the DLLCA, the sole member of which is Holdco;

     WHEREAS, the Managing Member and Holdco have determined that it is advisable and in the best interest of Devnet, the members of Devnet other than FiberNet (the "Members"), Devnet Merger Sub and Holdco that Devnet Merger Sub merge with and into Devnet with Devnet continuing as the surviving entity (the "Devnet Merger"), in accordance with the terms and conditions of this Agreement, and accordingly the Managing Member of Devnet, the Board of Directors of Holdco, and Holdco as the sole member of Devnet Merger Sub have approved and authorized this Agreement and the transactions contemplated hereby, including the Devnet Merger;

     WHEREAS, for federal income tax purposes, it is intended that (i) the Merger, when taken together with the Devnet Merger, will qualify as an exchange under the provisions of Section 351(a) of the Code and (ii) the Devnet Merger, when taken together with the Merger, will qualify as an exchange under the provisions of Section 351(b) of the Code.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

1.   The Merger.
     ----------

     1.1  The Merger; Filing and Effective Time. Subject to and in accordance
          -------------------------------------
with the terms and conditions of this Agreement and the DGCL, at or as soon as practicable after the Closing (as defined below), on the Closing Date, FiberNet and Merger Sub shall file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "FiberNet Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the FiberNet Certificate of Merger is duly filed with the Delaware Secretary of State. The Devnet Merger (as defined below, and together with the Merger, the "Transaction") shall become effective at such time as the Devnet Merger Certificate (as defined below) is duly filed with the Delaware Secretary of State (the "Effective Time").

     1.2  Closing. Subject to and in accordance with the terms and conditions of
          -------
this Agreement, the closing of the Transaction (the "Closing") shall take place as soon as practicable after satisfaction of the latest to occur of the conditions set forth in Articles IX, X, and XI hereof (the "Closing Date"), at the office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

     1.3  Effects of the Merger. The Merger shall have the effects set forth in
          ---------------------
Section 259 of the DGCL.

     1.4  Certificate of Incorporation of the Surviving Corporation. The
          ---------------------------------------------------------
Restated Certificate of Incorporation of FiberNet, as in effect immediately prior to the Effective Time (the "FiberNet Charter"), shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Corporation Charter"), except that the following amendments thereto are to be effected by the Merger upon the Effective Time:

          (a) The Surviving Corporation Charter shall be amended by deleting Article FIRST thereof in its entirety and inserting in lieu thereof the following: "FIRST: The name of the Corporation is FiberNet Operations, Inc. (hereinafter called, the "Corporation");"

          (b) The Surviving Corporation Charter shall be amended by deleting Article FOURTH thereof in its entirety and inserting in lieu thereof the following: "FOURTH: The total number of shares of stock which the Corporation has authority to issue is 100 shares of Common Stock, par value $0.01 per share (the "Common Stock");" and

          (c) The Surviving Corporation Charter shall be amended by adding and inserting, immediately following Article TENTH thereof, a new Article ELEVENTH thereof, to read in its entirety as follows:

     "ELEVENTH: Any act or transaction by or involving the Corporation that requires for its adoption under the DGCL or this Restated Certificate of Incorporation the approval of stockholders of the Corporation shall, pursuant to subsection (g) of Section 251 of the DGCL, require, in addition, the approval of the stockholders of FiberNet Telecom Group, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote as if required by the DGCL and/or this Restated Certificate of Incorporation."

     1.5  Bylaws of the Surviving Corporation. The Bylaws of FiberNet as in
          -----------------------------------
effect immediately prior to the Effective Time (the "FiberNet Bylaws"), shall be and continue in full force and effect as the bylaws of the Surviving Corporation upon and after the Effective Time, unless and until duly amended, altered, changed, repealed, and/or supplemented in accordance with the DGCL (which power and right to amend, alter, change, repeal, and/or supplement, at any time and from time to time after the Effective Time, are hereby expressly reserved).

     1.6  Directors and Officers of the Surviving Corporation
          ---------------------------------------------------

          (a) The respective members constituting the whole Board of Directors of FiberNet (the "FiberNet Board") immediately prior to the Effective Time shall be and continue as the respective members constituting the whole Board of Directors of the Surviving Corporation upon and after the Effective Time, until such members' respective successors are duly elected and qualified or until such members' earlier death, resignation, disqualification or removal and unless and until the number of members of such Board of Directors shall be duly increased or decreased in accordance with the DGCL (which power and right to increase and decrease, at any time and from time to time after the Effective Time, are hereby expressly reserved).

          (b) Each person serving as an officer of FiberNet immediately prior to the Effective Time shall be and continue as an officer of the Surviving Corporation, holding the same office or offices, upon and after the Effective Time, until such person's successor is chosen and qualified or until such person's earlier death, resignation, disqualification, or removal (which power and right to remove are hereby expressly reserved).

     1.7  Further Assurances. At any time and from time to time upon and after
          ------------------
the Effective Time, as and when required or deemed desirable by the Surviving Corporation or its successors or assigns, there shall be executed, acknowledged, certified, sealed, delivered, filed, and/or recorded, in the name and on behalf of any and each Constituent Corporation, such deeds, contracts, consents, certificates, notices, and other documents and instruments, and there shall be done or taken or caused to be done or taken, in the name and on behalf of any and each Constituent Corporation, such further and other things and actions as shall be appropriate, necessary, or convenient to acknowledge, vest, effect, perfect, conform of record, or otherwise confirm the Surviving Corporation's (or its successors' or assigns') right, title, and interest in kind to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of each Constituent Corporation held immediately prior to the Effective Time, and otherwise to carry out and effect the intent and purposes of this Agreement and the Merger. The officers and directors of the Surviving Corporation (or its successors or assigns), and each of them, upon and after the Effective Time, are and shall be fully authorized, in the name and on behalf of each Constituent Corporation, to do and take and cause to be done and taken any and all such things and actions, and to execute, acknowledge, certify, seal, deliver, file, and/or record any and all such deeds, contracts, consents, certificates, notices, and other documents and instruments.

                                  ARTICLE II

                          EFFECT OF THE MERGER ON THE
                 CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.   Effect of Capital Stock. Upon and as of the Effective Time, by virtue of
     -----------------------
the Merger and without any action on the part of the holders of the respective shares:

     2.1  Conversion of Merger Sub Shares. Each Outstanding Merger Sub Common
          --------------------------------
Share shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share (the "Surviving Corporation Common Stock"), of the Surviving Corporation, to be issued and deemed to have been issued by the Surviving Corporation automatically and immediately upon and as of the Effective Time; the capital of the Surviving Corporation in respect of each share of Surviving Corporation Common Stock to be an amount equal to the par value thereof as permitted under the DGCL and such Outstanding Merger Sub Common Shares shall be canceled and cease to exist.

     2.2  Conversion of FiberNet Shares.
          -----------------------------

          (a) Each of the Outstanding FiberNet Common Shares shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Holdco Common Stock and the Outstanding FiberNet Common Shares shall be canceled and cease to exist.

          (b) Each of the Outstanding FiberNet Series C Preferred Shares shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Holdco Series C Preferred Stock (with rights to accrued, accumulated and unpaid dividends, if any, on each Outstanding Series C Preferred Share (the "Series C Accumulated Dividends") being preserved, unimpaired, unchanged, and unaffected by such conversion in the Merger, such Series C Accumulated Dividends carrying over and pertaining to and being accrued, accumulated, and unpaid dividends on each such share of Holdco Series C Preferred Stock) and such Outstanding FiberNet Series C Preferred Shares shall no longer be outstanding and shall automatically be canceled and cease to exist.

          (c) Each of the Outstanding FiberNet Series D Preferred Shares shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Holdco Series D Preferred Stock (with rights to accrued, accumulated and unpaid dividends, if any, on each Outstanding Series D Preferred Share (the "Series D Accumulated Dividends") being preserved, unimpaired, unchanged, and unaffected by such conversion in the Merger, such Series D Accumulated Dividends carrying over and pertaining to and being accrued, accumulated, and unpaid dividends on each such share of Holdco Series D Preferred Stock) and such Outstanding FiberNet Series D Preferred Shares shall no longer be outstanding and shall automatically be canceled and cease to exist.

          (d) Each of the Outstanding FiberNet Series E Preferred Shares shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Holdco Series E Preferred Stock (with rights to accrued, accumulated and unpaid dividends, if any, on each Outstanding Series E Preferred Share (the "Series E Accumulated Dividends") being preserved, unimpaired, unchanged, and unaffected by such conversion in the Merger, such Series E Accumulated Dividends carrying over and pertaining to and being accrued, accumulated, and unpaid dividends on each such share of Holdco Series E Preferred Stock) and such Outstanding FiberNet Series E Preferred Shares shall no longer be outstanding and shall automatically be canceled and cease to exist.

          (e) Each of the Outstanding FiberNet Series F Preferred Shares shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Holdco Series F Preferred Stock (with rights to accrued, accumulated and unpaid dividends, if any, on each Outstanding Series F Preferred Share (the "Series F Accumulated Dividends") being preserved, unimpaired, unchanged, and unaffected by such conversion in the Merger, such Series F Accumulated Dividends carrying over and pertaining to and being accrued, accumulated, and unpaid dividends, if any, on each such share of Holdco Series F Preferred Stock) and such Outstanding FiberNet Series F Preferred Shares shall no longer be outstanding and automatically shall be canceled and cease to exist.

          (f) Each additional share of FiberNet Common Stock or FiberNet Preferred Stock or other convertible security of FiberNet issued and outstanding at the Effective Time, if any, ("FiberNet New Stock") shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Holdco Common Stock or Holdco Preferred Stock or other convertible security of Holdco, as the case may be, ("Holdco New Stock") which share of Holdco New Stock shall be identical to the FiberNet New Stock (with the rights to accrued, accumulated and unpaid dividends, if any, on each such share of FiberNet New Stock (the "New Stock Accumulated Dividends") being preserved, unimpaired, unchanged and unaffected by such conversion in the Merger, such New Stock Accumulated Dividends carrying over and pertaining to and being accrued, accumulated, and unpaid dividends, if any, on each share of FiberNet New Stock) and such FiberNet New Stock shall no longer be outstanding and automatically be cancelled and cease to exist.

     2.3  Notification of Transfer Agent. Prior to the Closing Date, Merger Sub
          ------------------------------
and FiberNet shall notify their respective transfer agents of the conversions of shares of FiberNet stock and of shares of Merger Sub stock and the cancellation of shares of FiberNet stock and Merger Sub stock pursuant to Sections 2.1 and
2.2 hereof.

     2.4  Stock Certificates. Upon and as of the Effective Time, by virtue of
          ------------------
the Merger and without any action on the part of either of the Constituent Corporations, Holdco, the holders of the respective shares, or any other person:

          (a) Holdco. The shares of Holdco Common Stock and the shares of Holdco Preferred Stock into which the Outstanding FiberNet Common Shares, the Outstanding FiberNet Series C Shares, the Outstanding FiberNet Series D Shares, the Outstanding FiberNet Series E Shares and the Outstanding FiberNet Series F Shares shall have been converted pursuant to Section 2.2 hereof shall be represented and evidenced by the same stock certificates that previously represented and evidenced such Outstanding FiberNet Common Shares, such Outstanding FiberNet Series C Shares, such Outstanding FiberNet Series D Shares, such Outstanding FiberNet Series E Shares and such Outstanding FiberNet Series F Shares; and

          (b) FiberNet. Holdco, as the holder of the certificate (the "Merger Sub Common Stock Certificate") that immediately prior to the Effective Time evidences the Outstanding Merger Sub Common Shares may, at Holdco's option, surrender the same to the Surviving Corporation for cancellation, and Holdco shall be entitled to receive from the Surviving Corporation in exchange therefor a certificate representing and evidencing the shares of Surviving Corporation Common Stock into which Holdco's Outstanding Merger Sub Common Shares shall have been converted; until surrendered, the Merger Sub Common Stock Certificate shall represent and evidence the shares of Surviving Corporation Common Stock into which the Outstanding Merger Sub Common Shares theretofore represented and evidenced thereby shall have been converted pursuant to Section 2.2 hereof.

                                  ARTICLE III

                         ADDITIONAL MERGER AGREEMENTS

3.   Additional Merger Agreements
     ----------------------------

     3.1  Directors and Officers of Holdco Upon the Effective Time.
          --------------------------------------------------------

          (a)  Directors.  As of the Effective Time:  (i) the number of members
               ---------
constituting the whole Board of Directors of Holdco (the "Holdco Board") shall be equal to the number of members constituting the whole FiberNet Board immediately prior to the Effective Time; and (ii) the Holdco Board shall consist of all the persons serving as members of the FiberNet Board immediately prior to the Effective Time.

          (b)  Officers. As of the Effective Time, the officers of Holdco shall
               --------
be the persons serving as officers of FiberNet immediately prior to the Effective Time.

     3.2  Holdco Certificate of Incorporation. As of the Effective Time, the
          -----------------------------------
certificate of incorporation of Holdco shall contain provisions identical to the FiberNet Charter immediately prior to the Effective Time, which provisions shall, among other things, reflect an amendment to the FiberNet Charter changing Holdco's name to "FiberNet Telecom Group, Inc." (the "Holdco Charter").

     3.3  Holdco Bylaws. As of the Effective Time, the bylaws of Holdco shall
          -------------
contain provisions identical to the FiberNet Bylaws immediately prior to the Effective Time (the "Holdco Bylaws"). To that end, prior to the Effective Time, to the extent necessary to give effect to the intent of the preceding sentence, Holdco shall take all requisite action to cause the Holdco Bylaws, as the same theretofore may have been amended, altered, changed and/or supplemented, to be duly amended and restated in accordance with the DGCL to contain provisions identical to the FiberNet Bylaws immediately prior to the Effective Time, and as so amended and restated such Holdco Bylaws shall be and remain the Holdco Bylaws upon and after the Effective Time, unless and until thereafter duly amended, altered, changed, repealed and/or supplemented in accordance with the DGCL (which power and right to amend, alter, change, repeal, and/or supplement, at any time and from time to time after the Effective Time, are hereby expressly reserved).

     3.4  No FiberNet Stockholder Meeting; Merger Sub Stockholder Written
          ---------------------------------------------------------------
Consent. The parties understand and acknowledge that it is contemplated that
-------
the Merger will be effected in accordance with Section 251(g) of the DGCL and that no vote of FiberNet's stockholders adopting, approving or authorizing this Agreement and the transactions contemplated hereby, including the Merger, will be required under the DGCL. Holdco, in its capacity as the sole stockholder of Merger Sub, as promptly as practicable on or after the date hereof, shall execute and deliver to Merger Sub a written consent in lieu of a stockholder meeting adopting, approving and authorizing this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 228 of the DGCL.

     3.5  Employee and Director FiberNet Stock Options. Upon and as of the
          --------------------------------------------
Effective Time, to the fullest extent permitted by applicable law, Holdco shall assume all of FiberNet's obligations, and FiberNet shall have no further obligations, with respect to any then-outstanding option (each, a "FiberNet Option," which shall become property of Holdco upon the Merger) to acquire shares of FiberNet Common Stock issued under any employee or non-employee director stock option plan, agreement or similar arrangement of FiberNet (the "FiberNet Option Plans") and the due exercise of rights under any such FiberNet Option shall entitle the holder thereof to acquire, upon the same terms and conditions that were applicable under the corresponding FiberNet Option, a number of shares of Holdco Common Stock identical to the class and number of shares of FiberNet Common Stock that were subject to such corresponding FiberNet Option (a "Holdco Option"). FiberNet and Holdco agree to take all corporate and other action as shall be necessary to effectuate the foregoing, and FiberNet shall use its best efforts to obtain, if required, prior to the Closing Date, such consent of each holder of a FiberNet Option as shall be necessary to effectuate the foregoing. Holdco shall take all corporate and other action necessary to reserve and make available for issuance upon the due exercise of rights under the Holdco Options a sufficient number of shares of Holdco Common Stock, and as soon as practicable following the Effective Time, shall provide to each record holder of the Holdco Options appropriate notice of such holder's rights thereunder. Upon and as of the Effective Time, Holdco shall assume all of FiberNet's rights and obligations under the FiberNet Option Plans, including with respect to shares that are reserved for future issuance thereunder.

     3.6  FiberNet Warrants. Upon and as of the Effective Time and in connection
          -----------------
with the Merger, Holdco shall assume FiberNet's obligations to issue securities deliverable upon the exercise of any then-outstanding warrants to acquire shares of FiberNet Common Stock (each a "FiberNet Warrant") and accordingly, the due exercise of rights under any such FiberNet

Warrant shall entitle the holder thereof to acquire, upon the same terms and conditions that were applicable under the corresponding FiberNet Warrant, a number of shares of Holdco Common Stock identical to the class and number of shares of FiberNet Common Stock that were subject to such corresponding FiberNet Warrant. FiberNet and Holdco agree to take all corporate and other action as shall be necessary to effectuate the foregoing, including the execution of supplemental warrant agreements as required. Holdco shall take all corporate and other action necessary to reserve and make available for issuance upon the due exercise of rights under the FiberNet Warrants a sufficient number of shares of Holdco Common Stock, and as soon as practicable following the Effective Time, shall provide to each record holder of the FiberNet Warrants appropriate notice of such holder's rights thereunder.

     3.7  Outstanding Holdco Common Shares. Upon and as of the Effective Time,
          --------------------------------
FiberNet shall surrender to Holdco the certificate representing the Outstanding Holdco Common Shares, and the Outstanding Holdco Common Shares shall be retired as permitted under the DGCL and resume the status of authorized and unissued shares of Holdco Common Stock.

     3.8  Other Agreements. At the Effective Time, Holdco shall assume any
          ----------------
obligation of FiberNet to deliver or make available shares of FiberNet Common Stock under any instrument, agreement or employee benefit plan not referred to in this Article III to which FiberNet or any of its subsidiaries is a party. Any reference to FiberNet Common Stock under any such instrument, agreement or employee benefit plan shall be deemed to be a reference to Holdco Common Stock and one share of Holdco Common Stock shall be issuable in lieu of each share of FiberNet Common Stock required to be issued by any such instrument, agreement or employee benefit plan, subject to subsequent adjustment as provided in any such instrument, agreement or employee benefit plan.

     3.9  Holdco as Successor Registrant to FiberNet. It is the intent of the
          ------------------------------------------
parties hereto that Holdco, as of the Effective Time, be deemed a "successor issuer" for purposes of Rule 12g - 3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so that Holdco Common Stock shall be deemed registered under Section 12 of the Exchange Act.

     3.10 Filings. At the Effective Time, the Surviving Corporation shall cause
          -------
the FiberNet Certificate of Merger to be executed and filed with the Delaware Secretary of State. At the Effective Time, to the extent necessary to effectuate the amendments to the Surviving Corporation Charter and the Holdco Charter contemplated by this Agreement, each of the Surviving Corporation and Holdco shall cause to be filed with the Delaware Secretary of State such certificates or documents required to give effect thereto.

                                  ARTICLE IV

                                 DEVNET MERGER

4.   Devnet Merger
     -------------

     4.1  The Devnet Merger. Subject to and in accordance with the terms and
          -----------------
conditions of this Agreement and in accordance with the DLLCA, at or as soon as practicable after the Closing (as defined in Section 1.2 hereof), on the Closing Date, Devnet Merger Sub and Devnet shall file with the Delaware Secretary of State a certificate of merger (the "Devnet Merger

Certificate") in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA. Upon and after the Closing Date, the separate existence of Devnet Merger Sub shall cease and Devnet shall be the surviving entity in the Devnet Merger (the "Surviving LLC"). In accordance with the DLLCA, all of the rights, privileges, powers, purposes and immunities of Devnet and Devnet Merger Sub shall vest in the Surviving LLC and all of the liabilities and duties of Devnet and Devnet Merger Sub shall become the liabilities and duties of the Surviving LLC.

     4.2  Conversion of Units. At the Effective Time, by virtue of the Devnet
          -------------------
Merger and without any action on the part of the holder of any Units or any limited liability company interests of Devnet Merger Sub (the "Devnet Merger Sub Units"):

          (a) Effect on Devnet Merger Sub Units. All of the issued and outstanding Devnet Merger Sub Units shall be converted into and become issued and outstanding limited liability company interests of the Surviving LLC.

          (b) Conversion of Units. All of the Units issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Devnet Merger Consideration (as defined in Section 4.4(a) below).

          (c) The Class C Units issued and outstanding immediately prior to the Effective Time shall remain outstanding as Class C Units of the Surviving LLC.

     4.3  The Effective Time. Subject to and in accordance with the terms and
          ------------------
conditions of this Agreement and the DLLCA, at or as soon as practicable after the Closing, on the Closing Date, the Surviving LLC shall deliver and file a certificate of merger (the "Devnet Certificate of Merger") with the Delaware Secretary of State in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required in connection herewith under the DLLCA.

     4.4  Devnet Merger Consideration.
          ---------------------------

          (a) The aggregate consideration for all of the Units (the "Devnet Merger Consideration") is equal to 3,610,000 (such number of shares, and any other share and per share numbers used in this Agreement shall be adjusted equitably for stock splits, stock dividends, combinations, etc.) shares of Holdco Common Stock less the Adjustment Shares (as defined in Schedule 4.9(a)) (the "Devnet Merger Securities") and an amount in cash equal to fifteen million dollars ($15,000,000) less the Members' Fees (as defined in Section 14.7) (the "Cash Consideration," and together with the Devnet Merger Securities, the "Devnet Merger Consideration").

          (b) In the Merger, the Units shall be converted into the right to receive the Devnet Merger Consideration except that, with respect to the Escrow Shares (as defined in Section 13.2), which are hereby directed by and on behalf of the holders of Units to be placed in the Escrow Fund, the right to physically receive such Escrow Shares from the Escrow Fund shall be contingent to the extent such Shares may be subject to claims (including claims relating to FP Escrow Costs as defined in Section 13.4) as contemplated by Article XIII. The Devnet Merger

Consideration shall be allocated among the Members in the manner set forth on
Schedule 4.4(b) hereto (the "Distribution Schedule").

     4.5  Certificate of Formation and Operating Agreement. The Certificate of
          ------------------------------------------------
Formation of Devnet Merger Sub in effect at the Effective Time shall be the Certificate of Formation of the Surviving LLC until amended in accordance with its terms and applicable law; provided, however, that at the Effective Time,
Article I of such Certificate of Formation shall be amended by virtue of this Agreement to read as follows:

     "ARTICLE I The name of the limited liability company (hereinafter called the "limited liability company") is Devnet L.L.C."

     The Operating Agreement of Devnet Merger Sub in effect at the Effective Time shall be the Operating Agreement of the Surviving L.L.C. until amended in accordance with its terms and applicable law.

     4.6  Officers. As of the Effective Time, the officers of the Surviving LLC
          --------
shall be as set forth in Schedule 4.6 hereto.

     4.7  Effects of the Merger. The Merger shall have the effects set forth in
          ---------------------
Sections 18-209 and 18-210 of the DLLCA.

     4.8  Payment of the Devnet Merger Consideration.
          ------------------------------------------

          (a)  Exchange Agent. Prior to the Effective Time, FiberNet shall
               --------------
designate United States Trust Company of New York ("US Trust") (or such other bank or trust company as is reasonably acceptable to Devnet) to act as exchange agent in the Devnet Merger (the "Exchange Agent") for purposes of effecting the exchange of the Units for the Devnet Merger Consideration. At the Effective Time, Holdco shall deposit with the Exchange Agent, for the benefit of the holders of the Units, (i) the shares of Holdco Common Stock comprising the Devnet Merger Securities less the Escrow Shares (as defined in Section 13.2) to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article XIII and (ii) an amount in cash in immediately available funds equal to the Cash Consideration (the "Initial Merger Consideration"). FiberNet agrees to cause Holdco to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 4.8(e) and any dividends or other distributions pursuant to
Section 4.8(b). For purposes of this Agreement, the Initial Merger Consideration and any cash in lieu of fractional shares with respect thereto and any dividends or distributions with respect thereto are hereinafter referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Devnet Merger Consideration (less the Escrow Shares) in accordance with Section 4.8(b).

          (b)  Exchange Procedures. As soon as reasonably practicable after the
               -------------------
Effective Time, Holdco and the Surviving LLC shall instruct the Exchange Agent to mail to each holder of record of a Devnet Certificate or Certificates whose Units were converted into the right to receive the Devnet Merger Consideration (less the Escrow Shares) pursuant to Section 4.8(a) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Units shall pass, only upon delivery of the certificates evidencing the Units (the "Devnet

Certificates") to the Exchange Agent, in such form and with other provisions as Holdco and the Surviving LLC may reasonably specify and (ii) instructions for use in effecting the surrender of the Devnet Certificates in exchange for the Initial Merger Consideration and any cash in lieu of fractional shares. Upon surrender of a Devnet Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as reasonably may be required by the Exchange Agent, and acceptance thereof by the Exchange Agent, each holder of a Devnet Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Holdco Common Stock comprising the Devnet Merger Securities that such holder has the right to receive pursuant to the provisions of this Article IV less the number of Escrow Shares to be deposited on such holder's behalf pursuant to Article XIII hereof and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article IV, including the Cash Consideration and cash in lieu of fractional shares pursuant to Section 4.8(e) and dividends and other distributions pursuant to this Section 4.8(b). The Exchange Agent shall accept such Devnet Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices, and the Devnet Certificate so surrendered shall forthwith be canceled. After the Effective Time, there shall be no further transfer of Devnet Certificates on the books and records of the Surviving LLC or its transfer agent and, if such Devnet Certificates are presented to the Surviving LLC or its transfer agent for transfer, they shall be canceled against delivery of the Initial Merger Consideration and any cash payable pursuant to this Section 4.8(b) or Section 4.8(e) that such holder has the right to receive pursuant to the provisions of this Article IV, and the Devnet Certificate so surrendered shall forthwith be canceled. If any certificates for shares of Holdco Common Stock are to be issued in a name other than that in which the Devnet Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Devnet Certificate so surrendered shall be properly endorsed, with the signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Holdco or its transfer agent any transfer or other taxes required by reason of the issuance of certificates representing such shares of Holdco Common Stock in a name other than that of the registered holder of the Devnet Certificate surrendered, or establish to the satisfaction of Holdco or its transfer agent that such tax has been paid or is not required to be paid under the applicable law. Until surrendered as contemplated by this Section 4.8(b), each Devnet Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender certificates representing the shares of Holdco Common Stock to which such holder is entitled and cash and other dividends, distributions or payments as contemplated by this
Article IV. Subject to applicable law, following surrender of any such Devnet Certificate, there shall be paid to the record holder thereof, the certificates representing the shares of Holdco Common Stock issued in exchange therefor, as well as, (x) at the time of such surrender, the amount of cash payable pursuant to this Article IV, including the Cash Consideration and cash in lieu of fractional shares pursuant to Section 4.8(e) and (y) at the time of such surrender, the amount of dividends or other distributions or payments with a record date after the Effective Time theretofore paid (or to be paid) with respect to shares of Holdco Common Stock. In no event shall Persons entitled to receive such Cash Consideration or other dividends, distributions or payments be entitled to receive any interest thereon.

          (c)  Distributions with respect to Unexchanged Units. No dividends or
               -----------------------------------------------
other distributions or payments declared or made after the Effective Time with respect to Holdco Common Stock, with a record date after the Effective Time, and no cash payment in lieu of fractional shares shall be paid to the holder of any unsurrendered Devnet Certificate with respect to the shares of Holdco Common Stock represented thereby until the holder of record of such Devnet Certificate has surrendered such Devnet Certificate.

          (d)  No Further Ownership Rights. The Devnet Merger Consideration paid
               ---------------------------
upon the surrender for exchange of Devnet Certificates in accordance with the terms of this Article IV, together with any cash in lieu of fractional shares and dividends, distributions or payments contemplated by Section 4.8(b) shall be deemed to have been issued (and paid) in full satisfaction of all rights in respect of the Units theretofore represented by such Devnet Certificates. If, after the Effective Time, Devnet Certificates are presented to Holdco, the Surviving LLC or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article IV.

          (e)  No Fractional Shares of Holdco Common Stock.

               (i) No certificates or script of shares of Holdco Common Stock representing fractional shares of Holdco Common Stock shall be issued upon the surrender for exchange of Devnet Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Holdco or a holder of shares of Holdco Common Stock.

               (ii) Notwithstanding any other provision of this Agreement, each holder of Units exchanged pursuant to the Devnet Merger who would otherwise have been entitled to receive a fraction of a share of Holdco Common Stock (determined after taking into account all Devnet Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (A) such fractional part of a share of Holdco Common Stock, multiplied by (B) the closing bid price for a share of Holdco Common Stock as reported on The Nasdaq Stock Market, Inc. ("Nasdaq") on the first trading day following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Holdco, and Holdco shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          (f)  Termination of Exchange Fund. Any portion of the Exchange Fund
               ----------------------------
which remains undistributed for six months after the Effective Time shall be delivered to Holdco, upon demand, and any former holders of the Units who have not theretofore complied with this Article IV shall thereafter look only to Holdco for payment of their claim for any Devnet Merger Consideration and any cash in lieu of fractional shares of Holdco Common Stock to which such holders are entitled pursuant to Section 4.8(e) and any dividends or distributions or other payments with respect to shares of Holdco Common Stock to which such holders are entitled pursuant to Section 4.8(b).

          (g)  No Liability. None of Holdco, the Surviving LLC, the Exchange
               ------------
Agent or any other Person shall be liable to any Person in respect of any shares of Devnet Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h)  Investment of the Exchange Fund. The Exchange Agent shall invest
               -------------------------------
any cash included in the Exchange Fund in high quality money market investments as directed by Holdco on a daily basis; provided that no such investment or loss thereon shall affect the amount payable to holders of Units pursuant to this
Article IV. Any interest or other income resulting from such investments shall be promptly paid to Holdco and any loss shall be reimbursed by Holdco.

     4.9  Options. At the Effective Time, Holdco shall grant Options (as defined
          -------
in Schedule 4.9(a) hereto) to the Persons identified in the Option Schedule attached hereto as Schedule 4.9(b) (the "Optionees") in accordance with both such Schedules and upon the terms and conditions set forth in such Schedules, including, without limitation, a lapsing right of repurchase that will allow Holdco to repurchase any shares of Holdco Common Stock acquired upon the exercise of any Option at the exercise price of such Option in the event of termination of the Optionee's employment prior to the second anniversary of the Closing Date. If an Optionee is terminated without cause (an "Optionee Termination") at a time when Philip L. DiGennaro is a full time employee with Holdco, such Optionee's Options shall only be subject to the aforementioned lapsing right of repurchase if (i) Mr. DiGennaro, in his capacity as a full time employee of Holdco, has, prior to any Optionee Termination, received reasonable written notice of the Optionee Termination and (ii) Mr. DiGennaro shall have failed to object in writing to such Optionee Termination within five business days of his having received such written notice. If an Optionee Termination occurs at a time when Mr. DiGennaro is not a full time employee with Holdco, such lapsing right of repurchase shall not apply if Mr. DiGennaro's employment with Holdco shall have been terminated by Holdco without cause (within the meaning of such phrase as defined in the employment agreement between Mr. DiGennaro and Holdco, a form of which is attached hereto as Exhibit I). Holdco's lapsing right of repurchase set forth above shall not apply to Carolina Financial Securities, LLC.

     4.10 Lost Certificates. If any Devnet Certificate shall not have been
          -----------------
issued or shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Devnet Certificate to be unissued, lost, stolen or destroyed, including indemnity against any claim that may be made against Holdco with respect to such Devnet Certificate, the Exchange Agent will pay, in exchange for such affidavit claiming such Devnet Certificate is lost, stolen or destroyed, the Devnet Merger Consideration, to be paid in respect of the Units represented by such Devnet Certificate, any cash in lieu of fractional shares of Holdco Common Stock and any unpaid dividends and distributions on shares of Holdco Common Stock deliverable in respect thereof, each as contemplated by this Article IV.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF DEVNET

5.   Representations and Warranties of Devnet
     ----------------------------------------

     Devnet hereby represents and warrants to FiberNet, Holdco, Merger Sub and Devnet Merger Sub as follows:

     5.1  Description and Lists. Schedules 5.1(a) through 5.1(m) hereto contain
          ---------------------
the following information and all such information is true, correct and complete:

          (a) Schedule 5.1(a) sets forth a list of all interests in real property owned, leased, subleased or otherwise used by Devnet, stating the location of such property;

          (b) Schedule 5.1(b) sets forth a list of all Intangible Property (as hereinafter defined in Section 5.11 hereof) including all United States and foreign patents and patent applications, invention disclosures, trademarks, trade names, service marks and copyrights (including any registration or applications for registration of any of the foregoing) or any similar type of proprietary intellectual right owned by Devnet, indicating any applications, registrations, or filings associated therewith and indicating whether such Intangible Property is owned or licensed and also stating the expiration dates of the patent or license underlying such Intangible Property;

          (c)  Schedule 5.1(c) sets forth a list of each contract and agreement:
(i) under which Devnet is lessee of or holds personal property, which provides for a period of performance which extends beyond twenty-four (24) months from the date of this Agreement or involves any obligation to make payments or right to obtain receipts, after the date of this Agreement, in each case in excess of $25,000; (ii) to which Devnet is a party or to which, to Devnet's knowledge, Devnet is or may be bound or subject (other than those contracts and agreements giving rise to Landlord Encumbrances, as defined in Section 5.10(e)), relating to any merger, reorganization, bankruptcy proceeding, business acquisition, transaction or transactions for the acquisition of all or any substantial portion of the stock, securities, assets or business of any person or involving the assumption of the liability of any person; (iii) in each case to which Devnet is a party or to which, to Devnet's knowledge, Devnet may be bound or subject (other than those contracts and agreements giving rise to Landlord Encumbrances, as defined in Section 5.10(e)), which provide for performance by Devnet, or to Devnet's knowledge, any Person for a term of more than 180 days from the date hereof or involves any obligation by Devnet to make, or any right for Devnet to receive, payments, after the date of this Agreement, in each case in excess of $25,000; (iv) between Devnet and any telecommunication provider that is material to the operation of Devnet's business; (v) between Devnet and any owners or property managers of office building properties relating to telecommunications access rights to the real property owned or controlled by such property manager; (vi) establishing or providing for any partnership, joint venture or other similar agreement or arrangement between Devnet and any other person; (vii) to which Devnet is a party and contains covenants not to compete on the part of Devnet; (viii) to which Devnet is a party and which limits the freedom of Devnet to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any assets or which would so limit the freedom of Holdco, FiberNet or their Affiliates after the Closing Date; or (ix) pursuant to which any Person acts as agent, salesman, broker or in a similar representative capacity or as a subcontractor for Devnet.

          (d) Schedule 5.1(d) sets forth a list of: (i) the job title, current annual salary rates and required bonuses of all present officers, employees and agents of Devnet having an annual compensation in excess of $25,000 per year (including commissions, benefits and bonuses); and (ii) all employment or compensation agreements with each officer and employee of Devnet (including all severance, "stay-put" and similar agreements and all agreements which result in the creation or incurrence of any right, duty or obligation based upon, or as a result of, any change of control of Devnet or its assets but excluding arrangements as to advances for, and reimbursements of, business expenses incurred in the ordinary course of business);

          (e) Schedule 5.1(e) sets forth a list of each agreement, indenture, contract, commitment, mortgage or other instrument, regarding money borrowed, or third party obligations guaranteed by Devnet, or any letter of credit issued at the request or on behalf of Devnet;

          (f) Schedule 5.1(f) sets forth: (i) the name of every bank in which Devnet has an account or safe deposit box; (ii) the identifying numbers of all such accounts and safe deposit boxes; and (iii) the names of all persons having power to borrow, discount debt obligations, cash or draw checks or otherwise act on behalf of Devnet in any dealings with such banks;

          (g) Schedule 5.1(g) sets forth a list of each of Devnet's approved capital expenditure projects (including without limitation, each construction project) in excess of $50,000 including: (i) projects which have been commenced but are not yet completed; (ii) projects which have not been commenced and (iii) projects which have been completed in respect of which payment has been made, within the past twelve (12) months. For the period from December 31, 1999 to April 30, 2000 the aggregate amount expended for capital expenditure projects has been approximately $116,545;

          (h) Schedule 5.1(h) hereto sets forth copies of the Amended and Restated Limited Liability Company Agreement of Devnet L.L.C., dated as of January 16, 1998, as amended (the "Operating Agreement");

          (i) Schedule 5.1(i) sets forth a list of all contracts or agreements granting a power of attorney from, or similar authority to act for, Devnet;

          (j) Schedule 5.1(j) sets forth a list of all policies of fire, liability, title, products liability and other forms of insurance maintained by Devnet and all binders of insurance and all of Devnet's programs of self insurance, together with a list and brief description of all claims of Devnet which have been submitted to any insurer but have not been finally disposed of;

          (k) Schedule 5.1(k) sets forth a list of all Approvals (as defined in Section 5.20 hereof) (provided that, with respect to matters related to Environmental Laws the same may be listed on Schedule 5.13);

          (l) Schedule 5.1(l) sets forth a list of all agreements and contracts related to the distribution of any products or services by Devnet; and

          (m) Schedule 5.1(m) sets forth a list of any material agreement of Devnet which is not set forth in any of the Schedules 5.1(a) through 5.1(l).

     Devnet has made available to FiberNet copies that are true, correct and in all material respects complete, of all documents, contracts, instruments and agreements which are referred to in Schedules 5.1(a) through 5.1(m) and all material amendments, modifications, supplements or renewals with respect thereto.

     5.2  Limited Liability Company Organization; Authority.
          -------------------------------------------------

          (a) Devnet is duly organized, validly existing and in good standing under the laws of the State of Delaware. Devnet has full limited liability company power and all lawful authority to own, lease and operate its properties and to carry on its Business, as defined herein. Devnet is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction set forth on Schedule 5.2 hereto and such listed jurisdictions constitute all those in which its ownership of property or the conduct of its business requires such qualification, except where a failure to be so qualified would not have a Material Adverse Effect.

          (b) Devnet has full limited liability company power and authority to enter into this Agreement and the Documents executed and delivered by Devnet and to consummate the transactions contemplated hereby and thereby. Devnet and the Managing Member have taken all actions required to authorize the execution and delivery of this Agreement and the Documents executed and delivered by Devnet, the performance of Devnet hereunder and thereunder and the consummation by Devnet of the transactions contemplated hereby and thereby, including, without limitation, the Devnet Merger. No further company proceedings on the part of Devnet, the Managing Member or any of its Members are necessary to authorize the execution and delivery of this Agreement or the Documents executed and delivered by Devnet or the performance by Devnet of its obligations hereunder or thereunder, including, without limitation, the Devnet Merger. This Agreement is and each Document executed and delivered by Devnet will be a valid and binding agreement of Devnet, enforceable against Devnet in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws relating to or affecting creditors rights generally or by general principles of equity. Upon consummation of the Devnet Merger in accordance with the terms hereof, Holdco will be the holder of all of the Units transferred in the Devnet Merger, free and clear of all liens, claims relating to the ownership of the Units, pre-emptive rights, rights of third parties relating to ownership of the Units, and encumbrances, other than any liens, claims, pre-emptive rights, rights of third parties, or encumbrances created by FiberNet, Holdco, Merger Sub, Devnet Merger Sub or any Person claiming by, through or under any of the foregoing, and no person previously owning any Units, will, thereafter own or have any right to acquire, any of such Units (in each case other than solely as a result of actions taken by Holdco).

     5.3  Capitalization. The issued and outstanding Membership Interests of
          --------------
Devnet consist of (i) 101.01 Class A Units (ii) 100 Class B Units, and (iii) 100 of Class C Units all of which are duly authorized, validly issued, fully paid and non-assessable, to Devnet's knowledge subject to no encumbrances, preemptive rights or rights of third parties, and with no personal liability attaching to the ownership thereof and have the rights set forth in the Operating Agreement. Except as set forth in Schedule 5.3 and in the Devnet Agreements (as such term is hereinafter defined), there are no statutory or contractual preemptive rights, rights of first refusal or similar rights or restrictions with respect to the sale or issuance of membership interests of Devnet. Schedule 5.3 hereto is a true and complete list of all of the authorized, issued and outstanding membership interests in Devnet including, without limitation, the Units, but excluding the Class C Units held by FiberNet, the names and last known addresses of the holders of the Units and the number of Units held by each such holder. Except as set forth on Schedule 5.3 hereto and the Devnet Agreements, there are no outstanding subscriptions, warrants, rights, puts, calls, commitments, conversion rights, rights of exchange, plans or other agreements or commitments, contingent or otherwise of any character providing for the purchase, redemption, acquisition, retirement, issuance or sale by Devnet or its Subsidiaries of any membership of Devnet or its Subsidiaries. Except as set forth in Schedule 5.3 hereto or in the Operating Agreement, the Amended and Restated Limited Liability Company Agreement of FP Enterprises L.L.C., dated as of January 16, 1998, as amended (the "FP Operating Agreement"), the

Membership Interest Purchase Agreement, dated as of March 3, 1998, by and among Devnet, SpaceTel, Inc., Devnet Energy Group L.L.C. and the Managing Member, as amended (the "SpaceTel Agreement") and the Membership Unit Purchase Agreement dated as of April 12, 2000 by and among FiberNet, Devnet and the Managing Member (the "FiberNet Agreement," and together with the Operating Agreement, the FP Operating Agreement and the SpaceTel Agreement, the "Devnet Agreements"), there are no agreements or understandings binding on Devnet or, to Devnet's knowledge, binding on third parties with respect to the voting of the Units.

     5.4  Subsidiaries. Except as set forth on Schedule 5.4 hereto, Devnet does
          ------------
not own, directly or indirectly, or have any right or obligation to acquire, any capital stock or any other direct or indirect equity interest in any Person.

     5.5  No Violation. Except as set forth in Schedule 5.5 hereto, neither: (a)
          ------------
the Devnet Merger; (b) the execution and delivery of this Agreement or any of the Documents executed and delivered by Devnet; (c) the performance by Devnet of its obligations hereunder and thereunder; nor (d) the consummation of the transactions contemplated hereby or thereby will: (i) violate any provisions of the Operating Agreement; (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a violation of or default under, or cause or permit the termination or the acceleration of the maturity of, any debt, contract, agreement, instrument or obligation of Devnet or require the payment of any pre-payment or other penalty with respect to, or otherwise result in the creation or occurrence of any right, duty or obligation based upon or as a result of any change of control of Devnet or its assets, under any debt, contract, agreement, instrument or obligation;
(iii) require notice from Devnet to any party to any agreement or contract, including without limitation, any lease or license, to which Devnet is a party, or by which Devnet or Devnet's properties is bound or subject or permit any such party to renegotiate with Devnet, receive a refund from Devnet with respect to, or require Devnet to modify or otherwise change any agreement or contract; (iv) require the obtaining by Devnet of the consent of any party to any agreement or contract, including without limitation, any lease or license, to which Devnet is a party, or by which Devnet or Devnet's properties is bound or subject or permit any such party to renegotiate, receive a refund from Devnet with respect to, or require Devnet to modify or otherwise change any agreement or contract; (v) result in the creation or imposition of any security interest, lien, or other encumbrance upon any property or assets of Devnet under any contract or agreement to which Devnet is a party, or by which Devnet or Devnet's properties is bound or subject; or (vi) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Devnet or Devnet's properties is bound or subject.

     5.6  Consents and Approvals of Governmental Authorities. Except as set
          --------------------------------------------------
forth on Schedule 5.6, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Devnet in connection with the execution or delivery by Devnet of this Agreement or any of the Documents executed and delivered by Devnet, the performance by Devnet of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the Devnet Merger, other than the filing of the Certificate of Merger.

     5.7  Financial Statements of Devnet. Devnet has delivered to FiberNet true,
          ------------------------------
correct and complete copies of Devnet's unaudited balance sheet as of May 31, 2000 (such balance sheet as of May 31, 2000 (the "Balance Sheet Date") being referred to herein as the "Balance Sheet"). The Balance Sheet was prepared in accordance with GAAP consistently applied (except as noted therein) through the periods involved based on information contained in Devnet's books and records (which are true and correct in all material respects) and fairly presents Devnet's assets and liabilities as of such Balance Sheet Date.

     There are no liabilities of Devnet or the Business that are both (i) of the type required by GAAP to be reflected in a balance sheet or the notes thereto and (ii) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (i) liabilities provided for on the Balance Sheet or disclosed in the notes thereto;

          (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business;

          (iii) liabilities under any contractual obligation pursuant to a contract or agreement listed on Schedule 5.1(a) or 5.1(c); and

          (iv)  liabilities disclosed on Schedule 5.7.

     5.8  Contractual Arrangements with Members, the Managing Member or
          -------------------------------------------------------------
Employees. Except as set forth in Schedule 5.8 and the Devnet Agreements, Devnet
---------
does not, directly or indirectly, have any contractual arrangement with or obligation to or from any of its Members, Managing Member or employees. Without limiting the generality of the foregoing, except as set forth in Schedule no Member or employee or the Managing Member of Devnet (other than Devnet) is, directly or indirectly, a joint investor or co-venturer with, or owner, lessor, lessee, licensor or licensee of any property, real or personal, tangible or intangible, owned or used by Devnet and no such person is, directly or indirectly, a lender to or debtor of Devnet other than advances for and reimbursements of business expenses incurred in the ordinary course of business.

     5.9  Absence of Certain Changes.
          --------------------------

          (a) Except as set forth in Schedule 5.9(a) hereto and the transactions contemplated hereunder, since the Balance Sheet Date, Devnet has conducted the Business in the ordinary course and there has not been any change or any event, occurrence, development or fact that alone or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect (as defined hereinafter) other than as set forth in Schedule 5.9(a). In addition, and without limiting the foregoing, except as set forth on Schedule 5.9(a), and except as contemplated by this Agreement, Devnet has not done any of the following since the Balance Sheet Date:

               (i)  amended its Operating Agreement, except as contemplated by
     Section 8.20;

               (ii) declared or made any distribution to its Members;

               (iii) redeemed or otherwise acquired or issued, or amended any term of, any Unit;

               (iv) adopted or amended any Benefit Plans (as hereinafter defined) or collective bargaining agreement that would increase materially the expense of maintaining such Benefit Plans or collectively bargained agreement;

               (v) made or granted to the Managing Member or any employee any increase in compensation or benefits, except as may be required under existing agreements, or in the ordinary course of business or granted or otherwise become obligated to pay (whether on the occurrence of any future event or otherwise) any severance or termination pay to any officer, director or employee of Devnet;

               (vi) incurred or assumed any liabilities for borrowed money, obligations for borrowed money or indebtedness for borrowed money or guaranteed any such third party liabilities, obligations or indebtedness;

               (vii) except in the ordinary course of business, permitted, allowed or suffered any of its assets to be subject to any Encumbrance, other than Permitted Liens (as such terms are defined below);

               (viii) except (i) pursuant to agreements disclosed on Schedule
     5.8 hereto and the Devnet Agreements and (ii) fees for legal services rendered by Dewey Ballantine LLP (one of the partners of which is a member of the Management Committee of the Managing Member), paid, loaned or advanced any amount to, or sold, transferred or leased any of its assets to, or entered into any agreement or arrangement with any Member or any person or entity which, to Devnet's knowledge, is an Affiliate thereof;

               (ix) made any change in any accounting practice or policy (other than those changes occurring after the date hereof as required by GAAP);

               (x) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

               (xi) except in the ordinary course of business (in which case copies have been made available to FiberNet), entered into any amendment of or cancellation of any material agreement;

               (xii) sold, leased, or otherwise transferred or disposed of, or agreed to sell, lease or otherwise dispose of, any of its assets (or group of related assets), other than in the ordinary course of business, for: (A) a sales price in excess of $50,000 in any particular transaction; or (B) in the aggregate, in an amount in excess of approximately $200,000;

               (xiii) suffered any condemnation, damage, destruction or loss (by destruction, theft or otherwise) of or to any of Devnet's assets or properties of a nature that would have a Material Adverse Effect; or

               (xiv) agreed to any of the foregoing.

          (b)  Further, since the Balance Sheet Date, except as set forth on
Schedule 5.9(b) and except as contemplated by this Agreement, none of the following has occurred

               (i) There has not been any resignation of Joel R. Wilson, Philip L. DiGennaro, Robert W. Jannino or J. Kevin Gallagher from Devnet; and

               (ii) No Person (including Devnet), has accelerated, terminated or canceled any agreement, contract, lease or license that is material to Devnet to which Devnet is a party, and to the knowledge of Devnet, no party intends to take any such action.

     5.10 Title to Property; Leases; Encumbrances.
          ---------------------------------------

          (a)  Title to Property.

               (i) Except as set forth on Schedule 5.10(a)(i), Devnet has good and valid title to all assets (other than real property or interests in real property) reflected on the Balance Sheet or thereafter acquired, except for those since sold or otherwise transferred or disposed of in the ordinary course of business, in each case free and clear of all mortgages, deeds of trust, liens, claims, pledges, leases, subleases, rights of occupancy, covenants, conditional limitations, security interests, encumbrances, easements, judgments or imperfections of title of any nature whatsoever ("Encumbrances") except Permitted Liens (as hereinafter defined) and Encumbrances which are not, in the aggregate, material.

               (ii) Except (A) as set forth on Schedule 5.10(a)(ii) and (B) Permitted Liens, Devnet has not granted any lien with respect to, or other security interest in, any of its assets (other than real property or interests in real property).

          (b)  Title to Real Property. Devnet does not own any fee interest in
               ----------------------
any real property. Schedule 5.10(b)(i) sets forth a complete list of all real property and interests in real property leased or licensed by Devnet (the "Leased Real Property"). Except as set forth on Schedule 5.10(b)(ii), Devnet has a valid leasehold or license interest in the Leased Real Property, free and clear of all Encumbrances except Permitted Liens.

          (c)  Status of Leases and Contracts. Except as disclosed in Schedule
               ------------------------------
5.10(c), to the knowledge of Devnet, (i) Devnet has performed all material obligations required to be performed by it and is not in material default under or material breach of nor in receipt of any claim of material default or material breach under any Contracts, and, to the knowledge of Devnet, no event has occurred which with the passage of time or the giving of notice or both would result in such a material default, material breach or material event of noncompliance by Devnet under any Contract and (ii) each other Person that is a party to any Contract has performed all material obligations required to be performed by it and is not in material default under or material breach of nor in receipt of any claim of material default or material breach under any Contract, and to the knowledge of Devnet, no event has occurred which with the passage of time or the giving of notice or both would result in such a material default, material breach or material event of noncompliance by such other Person under any Contract. For purposes of this Section 5.10(c), any breaches or defaults which, individually or in the aggregate, cause a termination or other substantial economic loss under any Contract shall be deemed material.

          (d)  Assets. Except as set forth on Schedule 5.10(d), the equipment of
               ------
Devnet is substantially free of defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), is substantially suitable for its present uses.

          (e)  Permitted Liens. As used in this Agreement "Permitted Liens"
               ---------------
shall mean (i) any Encumbrances disclosed on the Balance Sheet or on Schedule 5.10(e); (ii) liens for Taxes which are not yet due and payable or delinquent or which are being contested by Devnet in good faith and, with respect to which adequate provision has been made by Devnet on its financial statements (whether or not required to be disclosed under GAAP), (iii) liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits; (iv) mechanics', carriers', workmen's, repairmen's, suppliers', vendors' or other like liens arising out of or incurred in the ordinary course of business; (v) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (vi) liens created by or existing from any litigation or legal proceeding that is being contested by Devnet; (vii) any Encumbrances not created by Devnet which attach to or affect all or any portion of the fee or other estate of any landlord owning Leased Real Property (collectively, "Landlord Encumbrances"); (viii) extensions, renewals or replacements of any lien for money borrowed by Devnet, provided that the amount of the obligations secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby; (ix) rights of landlords which are parties to any of the agreements listed on Schedule 5.1(a), including all liens, claims and other rights arising under such agreements; (x) rights of parties arising out of contracts and agreements listed on Schedule 5.1(c) between Devnet and any owners or property managers or between Devnet and any telecommunications or data service providers, cable television providers or similar providers; and (xi) rights of landlords or property managers, telecommunications or data service providers, cable television providers or similar providers with respect to contracts, agreements, leases and licenses which Devnet may hereafter enter into with such parties in compliance with
Article VII.

     5.11 Patents, Trademarks, Trade Names. There are no patents, trademarks,
          --------------------------------
service marks, trade names (whether registered or unregistered) or copyrights (the "Intangible Property") as to which it is necessary for the conduct of the Business that Devnet be the sole owner thereof or that Devnet have the full, exclusive right to the use thereof, in either such case for the life of the Intangible Property. Except as set forth in Schedule 5.11 hereto, the use of any Intangible Property by Devnet does not materially infringe on the rights of any other person and Devnet has not received any written notice of any conflict between the asserted rights of others with respect to any Intangible Property owned or licensed by Devnet. Except as set forth on Schedule 5.11, Devnet has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise been notified of, any alleged claim of infringement by Devnet of any patents, trademarks, intellectual property, service marks or copyrights of others, and Devnet has no knowledge of any other claim or infringement by Devnet, and there exists no continuing infringement by any other person of any Intangible Property as to which it is necessary for the conduct of the Business that Devnet be the sole owner thereof or that Devnet have the full, exclusive right to the use thereof, in either such case for the life of the Intangible Property. Except as set forth on Schedule 5.11 or in the Devnet Agreements, Devnet has not entered into any agreement to indemnify any other person against any charge of infringement of any patent, trademark, intellectual property, service mark or copyright.

     5.12 Litigation; Compliance with Laws.
          --------------------------------

          (a) Except as set forth in Schedule 5.12 hereto, there is no action, suit, proceeding or investigation pending or, to the knowledge of Devnet, threatened in writing against or involving Devnet or, to Devnet's knowledge, threatened in writing that seeks to invalidate, terminate or otherwise rescind any of the Contracts (as defined in Section 5.18) (whether or not covered by insurance). Except as set forth on Schedule 5.12, there is no outstanding judgment, order, writ, injunction or decree against Devnet or, to Devnet's knowledge, seeking to invalidate any of the Contracts or that is directed against Devnet and could reasonably be expected to have a Material Adverse Effect on Devnet.

          (b) There is no action, suit, investigation or proceeding pending against, or to the knowledge of Devnet, threatened against or affecting Devnet before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

          (c) Except as set forth on Schedule 5.12 and Schedule 5.13, Devnet has complied and is in compliance, in all material respects, with all applicable laws, statutes, rules, regulations, ordinances, orders, judgments and decrees, local, federal, state, domestic or foreign (including, without limitation, applicable insurance requirements, requirements of any Board of Fire Underwriters or similar body, building, zoning, occupational safety and health, pension, fair employment, equal opportunity, safety, health, procurement, reimbursement, consumer protection or similar laws, rules, regulations and ordinances. No notice has been received by Devnet and Devnet has no knowledge of any notice being given, with respect to any violation by Devnet of any such legal requirements.

     5.13 Environmental Matters.
          ---------------------

     Environment, Health and Safety.  Devnet has obtained all permits, licenses
     ------------------------------
and other authorizations which are required for the ownership and operation of the Business under all applicable Environmental, Health and Safety Laws except where such failure to obtain any such permit, license or authorization will not have a Material Adverse Effect. Such permits, licenses and other authorizations are set forth on Schedule 5.13. Each such permit, license and other authorization is assignable by Devnet to Surviving LLC without the consent or approval of any party or governmental agency, and will continue in full force and effect immediately following the Effective Time. Devnet has not disposed of or released any substance, arranged for the disposal of any substance, exposed any employee or other Person to any substance or condition, or owned or operated the Business or any property or facility so as to give rise to any liability or corrective or remedial obligation under any Environmental, Health and Safety Laws except where any such actions or such liability or corrective or remedial obligation will not have a Material Adverse Effect. Devnet is in compliance with, and has complied with, all Environmental, Health and Safety Laws except where the failure to comply will not have a Material Adverse Effect. Devnet has not received any notice of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Devnet alleging any failure to so comply. Devnet has not either expressly or by operation of law, assumed or undertaken any liability of any other Person under any Environmental, Health and Safety Laws.

     5.14 Taxes and Tax Returns.  Except as set forth in Schedule 5.14 hereto:
          ---------------------

          (a) All Tax Returns required to be filed by or with respect to Devnet for all Taxable periods have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) accurately reflect the liability for Taxes of Devnet. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against Devnet with respect to Taxes, have been paid when due. No adjustment relating to any such Tax Return has been proposed in writing by any Taxing authority and no basis exists for any such adjustment.

          (b) True and complete copies of all federal, state, local and foreign Tax Returns of or including Devnet have been provided or made available to FiberNet prior to the date hereof. Since the date of Devnet's last Financial Statement, Devnet has not incurred any liability for Taxes that would result in a material decrease in the net worth of Devnet.

          (c) Devnet has paid, or caused to be paid, all Taxes due, whether or not shown (or required to be shown) on a Tax Return, and Devnet has provided a sufficient reserve for the payment of all Taxes not yet due and payable on Devnet's Financial Statements.

          (d) Devnet has complied (and until the Closing Date will comply) in all respects with the provisions of the Code relating to the withholding and payment of Taxes, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (e) None of the Tax Returns of or including Devnet has been or is currently being examined by the IRS or relevant state, local or foreign Taxing authorities. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has Devnet received a revenue agent's or similar report asserting a Tax deficiency.

          (f) No material claim has ever been made by any Taxing authority with respect to Devnet in a jurisdiction where Devnet does not file Tax Returns that Devnet is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Devnet that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for Permitted Liens, there are no liens for any Tax upon any asset of Devnet.

          (g) Devnet has not been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code) or (ii) affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes.

          (h) Devnet has neither agreed (nor has there been agreed on its behalf) nor is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

          (i) Devnet is not a party to any agreement relating to allocating or sharing the payment of, or liability for, Taxes with respect to any taxable period.

          (j) Devnet has not been the subject of any distribution, or distributed the stock of any corporation, in a transaction satisfying the requirements of Section 355(a) of the Code since April 16, 1997.

     5.15 Benefit Plans. Except for the Options and as set forth in Schedule
          -------------
5.15, Devnet has no material employment, bonus, commission, deferred compensation, pension, stock option, stock appreciation right, employee stock ownership, profit-sharing or retirement plan, arrangement or practice, or any medical, vacation, retiree medical, severance pay plan, or any other material agreement or fringe benefit plan, arrangement or practice, whether in the form of a written document or not, which affects one or more of its respective employees, including "employee benefit plans" as defined by Section 3(3) of ERISA ("Benefit Plans").

     5.16 Labor Matters. Except as set forth on Schedule 5.16, Devnet has not
          -------------
experienced any labor disputes or any work stoppages due to labor disagreements and there is no such dispute or work stoppage threatened against Devnet. No employee of Devnet is represented by any union or collective bargaining agent and to the knowledge of Devnet, there has never been a union organizational effort in respect of any employees of Devnet. There are no pending and, to the knowledge of Devnet, there has never been any threat in writing to commence lawsuits, administrative proceedings, reviews, or investigations by any person or Governmental Entity against Devnet with respect to any violation or alleged violation of any applicable federal, state or local laws, rules or regulations
(i) prohibiting discrimination on any basis, including, without limitation, on the basis of race, color, religion, sex, disability, national origin or age, or
(ii) relating to employment or labor, including, without limitation, those related to immigration, wages, hours or plant closing.

     5.17 Insurance. Devnet has furnished to the FiberNet on Schedule 5.1(j) a
          ---------
list of, and true and complete copies of, all currently effective insurance policies relating to the Business and maintained by Devnet. Such policies or insurance (or other policies providing substantially similar insurance coverage) have been in effect since the respective dates set forth in Schedule 5.1(j) and remain in full force and effect. All premiums payable under all such policies and bonds have been paid prior to incurring any right of the insurer to cancel and Devnet has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Devnet has not received any notice of any claims by Devnet against any policies of insurance owned by Devnet, as to which any insurer is denying liability or defending under any reservation of rights clause. Devnet has not received any notice of cancellation, non-renewal or termination in respect of any of the insurance policies listed on Schedule 5.1(j) hereto.

     5.18 Contracts.  Except as set forth on Schedule 5.18 hereto, all of the
          ---------
contracts, agreements, indentures, instruments, leases and licenses listed on Schedules 5.1(a) through 5.1(m) (collectively, "Contracts") to which Devnet is a party are legal, valid and binding obligations of Devnet and the other parties thereto, enforceable in accordance with their terms, are in full force and effect, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws relating to or affecting creditors rights generally or by general principles of equity.

     5.19 Finders and Investment Bankers. Except as set forth on Schedule 5.19,
          ------------------------------
neither Devnet nor any of its Affiliates has employed any broker, finder, investment banker or financial advisor as to whom FiberNet or Devnet has or hereafter may have, an obligation to pay monies, or incurred any liability for any brokerage fees or commissions or for any finders', investment banking or financial advisory fees for which FiberNet or Devnet may be responsible, in connection with the transactions contemplated hereby.

     5.20 Licenses, Permits and Authorizations. Devnet has obtained all
          ------------------------------------
approvals, authorizations, consents, clearances, licenses, franchises, orders or other permits of all governmental or regulatory agencies, whether federal, state, local or foreign necessary to the operation of its Business as presently conducted (collectively, the "Approvals") including, without limitation, those necessary for the construction, alteration, operation, use or occupancy by Devnet of the Leased Real Property or any improvements thereon. Such Approvals are in full force and effect and in good standing. Devnet is not in material default under any Approval and, to Devnet's knowledge, there exists no basis for the termination, suspension or revocation of any of such Approvals. Except as set forth on Schedule 5.20 hereof, the consummation of the transactions contemplated hereby will not constitute a transfer or assignment which would adversely affect the continuing validity of any such Approval nor will such consummation require any filing or registration with or notice to any governmental authority relating to such Approvals and all such Approvals shall, to the extent necessary to the operation of Devnet's Business as presently conducted, remain in full force and effect to the benefit of Devnet following the Closing.

     5.21 Entire Business. Except for acts by the Managing Member for and in the
          ---------------
name of Devnet, no portion of the Business of Devnet is conducted by any Member or any Affiliate thereof (other than Devnet) and all of the assets, rights and Approvals which are both necessary for and used in the conduct of the Business as presently conducted are owned, held, leased or licensed by Devnet.

     5.22 Disclosure. No representation or warranty of Devnet contained in this
          ----------
Agreement, or in any certificate executed by Devnet on the date hereof, or hereafter executed by Devnet, and furnished by Devnet to FiberNet, Holdco, Merger Sub or Devnet Merger Sub pursuant hereto in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.

                                  ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES
             OF HOLDCO, FIBERNET, MERGER SUB AND DEVNET MERGER SUB

6.   Representations and Warranties of Holdco, FiberNet, Merger Sub and Devnet
     -------------------------------------------------------------------------
     Merger Sub
     ----------

     Each of Holdco, FiberNet, Merger Sub and Devnet Merger Sub hereby jointly and severally represents and warrants to Devnet as follows:

     6.1  Organization; Etc. Each of Holdco, FiberNet, Merger Sub and Devnet
          -----------------
Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

     6.2  Authorization; Etc. Holdco, FiberNet, Merger Sub and Devnet Merger Sub
          ------------------
have full power and authority to enter into this Agreement and the Documents contemplated hereby and thereby and to carry out the transactions contemplated hereby and thereby. Each of Holdco, FiberNet, Merger Sub and Devnet Merger Sub has taken all action required to authorize the execution and delivery of this Agreement and the other Documents executed and delivered by Holdco, FiberNet, Merger Sub and Devnet Merger Sub, the performance of the obligations of Holdco, FiberNet, Merger Sub and Devnet Merger Sub hereunder and thereunder and the consummation by Holdco, FiberNet, Merger Sub and Devnet Merger Sub of the transactions contemplated hereby and thereby including, without limitation, the Merger and the Devnet Merger. No other proceedings on the part of Holdco, FiberNet, Merger Sub and Devnet Merger Sub are necessary to authorize the execution and delivery by Holdco, FiberNet, Merger Sub or Devnet Merger Sub of this Agreement or the Documents executed and delivered by Holdco, FiberNet, Merger Sub and Devnet Merger Sub or the performance by Holdco, FiberNet, Merger Sub and Devnet Merger Sub of their obligations hereunder or thereunder including, without limitation, the Merger and the Devnet Merger. This Agreement and each Document executed and delivered by Holdco, FiberNet, Merger Sub and Devnet Merger Sub are valid and binding agreements of Holdco, FiberNet, Merger Sub and Devnet Merger Sub enforceable against each in accordance with their terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws relating to or affecting creditors rights generally or by general principles of equity. Upon issuance of Holdco Common Stock comprising the Devnet Merger Securities to the Members in the Devnet Merger, such Devnet Merger Securities shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, claims relating to the ownership of Holdco Common Stock, preemptive rights, rights of third parties or encumbrances other than any liens, claims, preemptive rights or encumbrances created by any Member with respect to the Devnet Merger Securities it has received or any Person claiming by, through or under such Member. Upon issuance of Holdco Common Stock upon exercise of the Options, such Holdco Common Stock shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, claims relating to the ownership of Holdco Common Stock, preemptive rights, rights of third parties or encumbrances other than any liens, claims, preemptive rights or encumbrances created by any Optionee with respect to the Holdco Common Stock acquired by such Optionee upon the exercise of such Optionee's Option(s) or any Person claiming by, through or under such Optionee and except as provided in Section 4.9 herein.

     6.3  Capitalization. The authorized capital stock of FiberNet as of the
          --------------
date hereof is 170,000,000 shares, consisting of (i) 150,000,000 shares of FiberNet Common Stock; and (ii) 20,000,000 shares of FiberNet Preferred Stock, of which (A) 133,333 shares have been designated FiberNet Series C Preferred Stock, (B) 500,000 shares have been designated FiberNet Series D Preferred Stock; (C) 750,000 shares have been designated FiberNet Series E Preferred Stock; and (D) 500,000 shares have been designated FiberNet Series F Preferred Stock. As of May 24, 2000 there were (i) 28,509,009 shares of FiberNet Common Stock issued and outstanding; (ii) (A) 83,688 shares of FiberNet Series C Preferred Stock issued and outstanding; (B) 310,173 shares of FiberNet Series D Preferred Stock issued and outstanding; (C) 293,872 shares of FiberNet Series E Preferred Stock issued and outstanding; and (D) 347,819 shares of

FiberNet Series F Preferred Stock issued and outstanding; (iii) 10,000,000 shares of FiberNet Common Stock reserved for issuance upon exercise of stock options of FiberNet outstanding or which may be granted pursuant to employee stock option and similar plans; (iv) 9,602,328 shares of FiberNet Common Stock reserved for issuance upon the conversion of FiberNet Preferred Stock; and (v) 10,296,260 shares of FiberNet Common Stock reserved for issuance upon the exercise of FiberNet Warrants outstanding. No shares, options, warrants, convertible securities or other equity securities of FiberNet have been granted or issued since May 24, 2000. Except as set forth above, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of FiberNet were issued, reserved for issuance or outstanding. Except as set forth on Schedule 6.3 hereto, there are no outstanding stock appreciation rights of FiberNet and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of FiberNet. All outstanding shares of capital stock of FiberNet are, and all shares which may be issued upon the exercise of stock options (including the Options) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on
Schedule 6.3 hereto, there are no bonds, debentures, notes or other indebtedness of FiberNet with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of FiberNet may vote.

     6.4  No Violation. Except as set forth on Schedule 6.4 hereto, neither the
          ------------
execution and delivery of this Agreement or the other Documents executed and delivered by Holdco, FiberNet, Merger Sub or Devnet Merger Sub nor the consummation of the transactions contemplated hereby or thereby will violate any provisions of the FiberNet Charter or FiberNet By-Laws, or violate, or be in conflict with, or allow the termination, or constitute a violation of or default under, or cause the acceleration of the maturity of, any debt or obligation pursuant to, any agreement or contract to which Holdco, FiberNet, Merger Sub or Devnet Merger Sub is a party or by which it is bound, or violate any statute, any law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Holdco, FiberNet, Merger Sub or Devnet Merger Sub is subject.

     6.5  Reports.
          -------

          (a)  FiberNet has timely filed the reports and schedules set forth in
Schedule 6.5(a) with the Securities and Exchange Commission pursuant to the Exchange Act and the SEC Regulations promulgated thereunder. Such reports and any reports filed subsequent to the date hereof (collectively, the "FiberNet SEC Reports") are the only reports required to be filed and were prepared (and, as to future reports, will be when filed) in accordance, and complied (and, as to future reports, will comply when filed) as of their respective dates in all material respects, with the requirements of the Exchange Act and the SEC Regulations promulgated thereunder and did not (and, as to future reports, will not when filed) as of their respective filing dates (or if amended by a filing prior to the date hereof, then as of the date of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent superseded by a FiberNet SEC Report filed subsequently and prior to the date hereof.

          (b) Except as disclosed in the FiberNet SEC Reports, to FiberNet's knowledge, no fact or event exists or has occurred that has had or could reasonably be expected to have a

Material Adverse Effect on FiberNet, except for those facts or events that have been publicly disclosed or are generally known by persons involved in the telecommunications industry.

     6.6  Consents and Approvals of Governmental Authorities. Except as set
          --------------------------------------------------
forth on Schedule 6.6 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Holdco, FiberNet, Merger Sub or Devnet Merger Sub in connection with the execution, delivery and performance of this Agreement or the Documents executed and delivered by Holdco, FiberNet, Merger Sub or Devnet Merger Sub or the consummation by Holdco, FiberNet, Merger Sub or Devnet Merger Sub of the transactions contemplated hereby and thereby, other than the filing of the FiberNet Certificate of Merger with the Delaware Secretary of State.

     6.7  Finders and Investment Bankers. Neither Holdco, FiberNet, Merger Sub
          ------------------------------
or Devnet Merger Sub nor any of their respective Affiliates have employed any broker, finder, investment banker or financial advisor as to whom Devnet or any of its Members has or hereafter may have, an obligation to pay monies, or incurred any liability for any brokerage fees or commission or for any finders', investment banking or financial advisory fees for which Devnet may be responsible, in connection with the transactions contemplated hereby.

     6.8  Litigation. There is no action, suit, investigation or proceeding
          ----------
pending against, or to the knowledge of Holdco, FiberNet, Merger Sub or Devnet Merger Sub threatened against or affecting, Holdco, FiberNet, Merger Sub or Devnet Merger Sub before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or that is directed against FiberNet, Holdco, Merger Sub or Devnet Merger Sub and could reasonably be expected to have a Material Adverse Effect on FiberNet.

     6.9  Taxes and Tax Returns.  Except as set forth in Schedule 6.9 hereto:
          ---------------------

          (a) All Tax Returns required to be filed by or with respect to FiberNet and/or any of the Subsidiaries for all taxable periods have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) accurately reflect the liability for Taxes of FiberNet and its Subsidiaries. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against FiberNet and/or any of its Subsidiaries with respect to Taxes, have been paid when due. No adjustment relating to any such Tax Return has been proposed in writing by any Taxing authority and no basis exists for any such adjustment.

          (b) True and complete copies of all federal, state, local and foreign Tax Returns of or including FiberNet and/or any of its Subsidiaries have been provided or made available to Devnet prior to the date hereof. Since the date of FiberNet's last Financial Statement, neither FiberNet nor any Subsidiary has incurred any liability for Taxes that would result in a material decrease in the net worth of FiberNet or any such Subsidiary.

          (c) Each of FiberNet's Subsidiaries and FiberNet and each other member of any consolidated, combined or unitary group of which FiberNet or any of its Subsidiaries have been a member (a "FiberNet Group") have paid, or caused to be paid, all Taxes due, whether or not shown (or required to be shown) on a Tax Return, and FiberNet and its Subsidiaries have provided a sufficient reserve for the payment of all taxes not yet due and payable on FiberNet's Financial Statements.

          (d) FiberNet and each of its Subsidiaries have complied (and until the Closing Date will comply) in all respects with the provisions of the Code relating to the withholding and payment of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (e) None of the Tax Returns of or including FiberNet or any of its Subsidiaries have been or is currently being examined by the IRS or relevant state, local or foreign Taxing authorities. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has any member of any FiberNet Group and/or any Subsidiary of FiberNet received a revenue agent's or similar report asserting a Tax deficiency.

          (f) No material claim has ever been made by any Taxing authority with respect to FiberNet or any of its Subsidiaries in a jurisdiction where FiberNet or such Subsidiary does not file Tax Returns that FiberNet or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of FiberNet or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for Permitted Liens, there are no liens for any Tax upon any asset of FiberNet or any of its Subsidiaries.

          (g) Neither FiberNet nor any of its Subsidiaries has been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code) or (ii) affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes, other than the group of which FiberNet is the common parent.

          (h) Neither FiberNet nor any member of any FiberNet Group nor any of FiberNet's Subsidiaries has agreed (nor has there been agreed on its behalf) or is required to include in income any adjustment under either Section 481(a) or
Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

          (i) Neither FiberNet nor any of its Subsidiaries is a party to any agreement relating to allocating or sharing the payment of, or liability for, Taxes with respect to any taxable period.

          (j) Neither FiberNet nor any of its Subsidiaries have been the subject of any distribution, or distributed the stock of any corporation, in a transaction satisfying the requirements of Section 355(a) of the Code since April 16, 1997.

          (k) To FiberNet's knowledge, there is no plan or intention by any shareholder of FiberNet who owns five percent or more of (i) any of the FiberNet Common Stock, the FiberNet Series C Preferred Stock, the FiberNet Series D Preferred Stock, the FiberNet Series E Preferred Stock, the FiberNet Series F Preferred Stock or FiberNet New Stock or (ii) the total voting power or value of all classes of FiberNet stock to sell, exchange or otherwise dispose of any of the shares of Holdco stock received in the Merger, and to the knowledge of FiberNet, there is no plan or intention on the part of any particular remaining shareholder of FiberNet to sell, exchange, or otherwise dispose of any of the shares of Holdco stock received in the Merger. To the knowledge of FiberNet, there is no plan or intention on the part of any holder of FiberNet Options or FiberNet Warrants to sell, exchange, or otherwise dispose of any of such FiberNet Options or FiberNet Warrants, any Holdco Options or Holdco Warrants or any Holdco Common Stock issuable upon exercise of any such options or warrants.

     6.10  Merger Sub and Devnet Merger Sub.  Merger Sub and Devnet Merger Sub
           --------------------------------
were formed solely for the purpose of engaging in the transactions contemplated hereby, have engaged in no other business activities and have conducted their operations only as contemplated hereby. Except for (i) obligations or liabilities incurred in connection with their incorporation or organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements or arrangements contemplated hereby or in furtherance of the transactions contemplated hereby, Merger Sub and Devnet Merger Sub have not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any person.

     6.11  Additional Tax Representations, Warranties and Covenants.  FiberNet
           --------------------------------------------------------
and Holdco represent, warrant and covenant, jointly and severally, to Devnet that:

           (a) No stock or securities will be issued by Holdco to any person in connection with the Transaction other than pursuant to such person's exchange of FiberNet stock for Holdco stock in the Merger or such person's exchange of Units for Holdco stock in the Devnet Merger.

           (b) Each of FiberNet and Holdco has no plan or intention for (and will not permit) Holdco to issue any stock other than Holdco Common Stock, the Holdco Series C Preferred Stock, the Holdco Series D Preferred Stock, the Holdco Series E Preferred Stock, the Holdco Series F Preferred Stock and any Holdco New Stock in (or in connection with) the Transaction.

           (c) Each of FiberNet and Holdco has no plan or intention for (and will not permit in connection with the Transaction or unless otherwise required by the terms of any Holdco Preferred Stock) Holdco to redeem or otherwise acquire any of the Holdco Common Stock, the Holdco Series C Preferred Stock, the Holdco Series D Preferred Stock, the Holdco Series E Preferred Stock, the Holdco Series F Preferred Stock or any Holdco New Stock to be issued in the Transaction.

           (d) Each of FiberNet and Holdco has no plan or intention to (i) terminate the existence of Holdco or FiberNet, or (ii) cause FiberNet to be liquidated for U.S. federal income tax purposes or (iii) merge Holdco or FiberNet with any other entity, and will not permit the occurrence of any such event in (or in connection with) the Transaction.

           (e) Each of FiberNet and Holdco has no plan or intention for (i) Holdco to dispose of any of the Units or FiberNet stock or (ii) Devnet or FiberNet to dispose of any asset other than in the ordinary course of business, and will not permit any event described in (i) or (ii) to occur in (or in connection with) the Transaction.

           (f) Neither FiberNet nor any of its Subsidiaries nor Holdco has taken (or will take) or failed to take (or will fail to take) any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent
(i) the Merger, when taken together with the Devnet Merger, from qualifying as a transfer of property to Holdco governed by Section 351(a) of the Code or (ii) the Devnet Merger, when taken together with the Merger, from qualifying as a transfer of property to Holdco by the Members governed by Section 351(b) of the Code.

           (g) Each of FiberNet and Holdco (i) has no plan or intention to cause the business combination (regardless of whether effected by merger, liquidation, dividend or otherwise) of Holdco and FiberNet, (ii) will take no action with respect to any such business combination and will prevent any such business combination for at least three full taxable years following the Closing and (iii) will not, in any event, cause or permit any such business combination to occur in (or in connection with) the Transaction.

           (h) Neither FiberNet nor Holdco has made or will permit to be made an election under Section 7701 of the Code to treat Devnet Merger Sub as a corporation for federal income tax purposes.

           (i) The Escrow Shares will appear as issued and outstanding on Holdco's balance sheet and such shares will be legally outstanding under applicable law.

                                  ARTICLE VII

                      CONDUCT OF BUSINESS PENDING CLOSING

7.   Conduct of Business Pending Closing
     -----------------------------------
     7.1  Conduct of Business.  Except as set forth in Schedule 7.1 or as
          -------------------
otherwise contemplated by this Agreement and the Schedules hereto, from the date of this Agreement to the Closing Date, Devnet shall conduct its operations in the ordinary and usual course of business, and in connection therewith Devnet shall use commercially reasonable efforts to preserve intact the Business and the business organization of Devnet, keep available the services of Devnet's Managing Member and employees and maintain satisfactory relationships with suppliers, customers and others having business relationships with Devnet (and in connection therewith will pay payables and collect receivables in the ordinary course). Except (i) as contemplated by Schedule 7.1 and Section 8.20,
(ii) for a Bona Fide Financing (as defined in Section 8.8(d)(iii)(B)), or (iii) as otherwise contemplated in this Agreement and the Schedules hereto, Devnet will not do any of the following, without the prior written consent of FiberNet, to be given through the President of FiberNet or his designee (which consent shall not be unreasonably withheld):

            (i)  amend its Operating Agreement;

           (ii)  declare or make any distributions to its Members;

          (iii) redeem or otherwise acquire, issue or sell, or amend any material term of, any Unit;

           (iv) adopt, enter into, terminate or amend any Benefit Plan or collective bargaining agreement, except for the Options; provided, however, that Devnet may amend its medical and dental insurance plans (the "Medical Plan Amendment") to add the Managing Member and its personnel to such coverage; provided, further, that to the extent Devnet incurs any costs after the Closing Date with respect to the Managing Member or its personnel in connection with such medical and/or dental insurance plans, the Managing Member shall reimburse Devnet for such costs. In addition, Devnet represents that such medical and dental insurance plans may be amended and/or terminated by Devnet after the Closing Date (it is the intent of the parties that Devnet's medical and dental insurance plans (x) shall not, after the Closing, be amended as to the Managing Member and its personnel and (y) shall not be terminated as to the Managing Member and its personnel, provided, however, that if it is not possible to terminate such plans as to Devnet unless such plans are also terminated as to the Managing Member and its personnel, then such plans may be terminated as to both (A) Devnet and (B) the Managing Member and its personnel);

            (v) make or grant to any executive officer, director or employee any increase in compensation or benefits, except as may be required under existing agreements, or in the ordinary course of business or grant, agree or otherwise become obligated to pay (whether on the occurrence of any future event or otherwise) any severance or termination pay to any officer, director or employee of Devnet;

           (vi) incur or assume any liabilities for borrowed money, obligations for borrowed money or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness of third parties;

          (vii) permit, allow or suffer any of its assets to be subject to any Encumbrance, other than Permitted Liens;

         (viii) except (i) pursuant to the agreements disclosed on Schedule 5.8 hereto and (ii) fees for legal services rendered by Dewey Ballantine LLP (one of the partners of which is a member of the Management Committee of the Managing Member), pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with any Member or any Affiliate of a Member, except for the Medical Plan Amendment;

           (ix) make any change in any accounting practice or policy other than as required in accordance with GAAP;

            (x) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business;

           (xi) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any assets other than in the ordinary course of business;

          (xii) except in the ordinary course of business, enter into any amendment of, cancellation of, or sublease with respect to, any of the Leases;

         (xiii) except in the ordinary course of business, acquire any additional real property or interest therein (by lease or otherwise) or exercise any option contained in any of the Leases to purchase any real property or interest therein; or

          (xiv)  agree to any of the foregoing.

     7.2  Communications with Members.  Nothing in this Agreement shall be
          ---------------------------
deemed to (i) subject to Section 8.8(e), restrict Devnet from sending to Members copies of this Agreement and/or any Documents or (ii) restrict Devnet's communication with the Members in the ordinary course of business.

                                 ARTICLE VIII

                             ADDITIONAL AGREEMENTS

8.   Additional Agreements
     ---------------------

     8.1  Advice of Change.
          ----------------

          (a) Each party will promptly advise the other party in writing upon obtaining knowledge of any event which occurred on or prior to the date of execution of this Agreement that is not disclosed herein and any event which occurs after the date of this Agreement, in each case that would, under this Agreement or any Schedule or Document delivered pursuant hereto, have been required to be disclosed on the date of execution of this Agreement by such party.

          (b) Devnet will promptly advise FiberNet in writing, upon any change or changes in the Business, operations, properties, assets or financial condition of Devnet that individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect.

          (c) Each party shall promptly notify the others of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

     8.2  Access to Properties and Records; Confidentiality.
          -------------------------------------------------

          (a) Between the date hereof and the Closing Date, Devnet will give authorized representatives of FiberNet during normal business hours, reasonable access to any and all premises, properties, contracts, books, records, Tax Returns and affairs of the Business (including, without limitation, access to properties in order to conduct environmental audits and reviews) and will cause its officers to furnish any and all financial, technical and operating data and other information pertaining to the Business, as FiberNet shall from time to time reasonably require in connection with the transactions contemplated hereby, other than such data or information which Devnet reasonably determines to be competitive or marketing information that should not be disclosed to a competitor.

          (b) From the date hereof through the Closing Date, FiberNet will hold in confidence all information obtained as a result of such access or previously furnished by Devnet and will use such information only for the purpose of considering the transactions contemplated hereby. If such transactions are not consummated as contemplated herein, FiberNet and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Devnet, upon request, all documents and other materials, and all copies thereof, obtained by FiberNet or its Affiliates or on their behalf from Devnet in connection with this Agreement that are subject to such confidence and will not use any information as to Devnet for any purposes whatsoever. Such obligation of confidentiality shall not extend to any information that can be shown to have been: (i) previously known on a nonconfidential basis by FiberNet; (ii) in the public domain through no fault of FiberNet or (iii) later lawfully acquired by FiberNet from sources other than Devnet who are not bound to maintain the confidence of such information. It being agreed that it is impossible to measure in money the damages which will accrue by reason of a breach by FiberNet of this
Section 8.2(b), this Section may be specifically enforced and FiberNet hereby waives the claim or defense therein that any other party has an adequate remedy at law.

          (c) From the date hereof through the Closing Date, Devnet will hold in confidence all information obtained from, produced in conjunction with, or previously furnished by FiberNet, Holdco, Merger Sub or Devnet Merger Sub and will use such information only for the purpose of considering the transactions contemplated hereby. If such transactions are not consummated as contemplated herein, Devnet will use its best efforts to cause its Managing Member, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to FiberNet, upon request, all documents and other materials, and all copies thereof, obtained by such person or on their behalf from FiberNet, Holdco, Merger Sub or Devnet Merger Sub in connection with this Agreement that are subject to such confidence and will not use any information as to FiberNet, Holdco, Merger Sub or Devnet Merger Sub for any purposes whatsoever. Such obligation of confidentiality shall not extend to any information that can be shown to have been: (i) previously known on a nonconfidential basis by Devnet;
(ii) in the public domain through no fault of Devnet or (iii) later lawfully acquired by Devnet from sources other than FiberNet who are not bound to maintain the confidence of such information. It being agreed that it is impossible to measure in money the damages which will accrue by reason of a breach by Devnet of this Section 8.2(c), this Section may be specifically enforced and Devnet hereby waives the claim or defense therein that any other party has an adequate remedy at law.

     8.3  Books and Records.  Until the Effective Time, Devnet shall keep
          -----------------
adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions and in which all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made. The parties shall provide each other with reasonable access to any records or information relevant to any return, audit or examination by any Taxing Authority, or judicial or administrative proceeding or determination relating to liability for Taxes (including refunds) as are in its possession or subject to its control pursuant to this Section 8.3. Holdco shall retain all books and records of Devnet relating to the

Taxes or Tax Returns for a period of seven years from the Effective Time and, prior to disposing of any such books and records, shall notify the Managing Member and permit the Managing Member to obtain any or all such books and records or copies thereof.

     8.4  Consents and Approvals.
          ----------------------

          (a) Each party will use its commercial best efforts to obtain the necessary approvals, consents and releases of other persons which may be required to consummate the transactions contemplated by this Agreement. The parties will cooperate in order to assist each other in satisfying their obligations under the preceding sentence, but no party shall be required to make or be responsible for any material payment in order to obtain any such approval, consent or release.

          (b) Notwithstanding anything contained in Section 8.4(a) above, if 45 days after the date hereof FiberNet has not obtained the written consent of the Lenders (as defined in the Credit Agreement) as provided for in the Credit Agreement dated as of April 10, 2000 to the Transactions contemplated by this Agreement (the "Bank Consent"), then:

               (i) FiberNet and Devnet shall promptly enter into a written agreement (the "FiberNet Amendment") to amend the Letter Agreement dated April 12, 2000 between FiberNet and Devnet (the "Letter Agreement"). The FiberNet Amendment will delete all references in the Letter Agreement to "10 million square feet" and will substitute therefor references to "5 million square feet;" and

               (ii) Until such time as FiberNet obtains the Bank Consent, Devnet shall no longer be bound by the provisions of Section 8.8(a) of this Agreement.

          (c) Notwithstanding the consent required by FiberNet under the Sublease referenced in Item 2 of Schedule 6.4 hereto, such consent under the Sublease referenced in such Item 2 shall not be deemed a closing condition under
Article IX, X or XI hereof.

     8.5  Satisfaction of Closing Conditions.  Subject to the terms and
          ----------------------------------
conditions of this Agreement, each party shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement in a manner that will provide to each party hereto the full benefits of the transaction contemplated herein in all respects. The parties shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts and (b) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain in a timely fashion any such actions, consents approvals or waivers. Each party shall use commercially reasonable efforts to cause all of the conditions set forth in Article IX, X and XI hereof to be satisfied. No party will take any action that is reasonably likely to prevent it from performing or fulfilling the conditions and obligations to be performed or fulfilled by them hereunder.

     8.6  Litigation.  Until the Closing Date, Devnet will promptly notify
          ----------
FiberNet of any actions, lawsuits, claims, proceedings or investigations which are threatened against, relating to or involving or otherwise affecting the Business, Devnet, or its affiliates, the Managing Member or any employee, consultant or director of the foregoing. FiberNet will notify Devnet of any litigation or threatened litigation relating to the transactions contemplated hereby or that is reasonably likely to have a Material Adverse Effect on FiberNet.

     8.7  Tax Covenants.
          -------------

          (a) Devnet shall prepare and timely file, or cause to be prepared and timely filed, with the appropriate Taxing authority all Tax Returns relating to Devnet or the Business and required to be filed on or prior to the Effective Time and shall timely pay all Taxes either (i) required to be shown as payable by Devnet on any such Tax Returns, or (ii) which are not required to be shown on such Tax Returns but which will be required to be paid by Devnet on or prior to the Effective Time.

          (b) FiberNet shall prepare and timely file with the appropriate Taxing authority all Tax Returns relating to FiberNet or any of its Subsidiaries required to be filed on or prior to the Effective Time and shall timely pay all Taxes either (i) required to be shown as payable by FiberNet or any of its Subsidiaries on any such Tax Returns, or (ii) which are not required to be shown on such Tax Returns but which will be required to be paid by FiberNet or any of its Subsidiaries on or prior to the Effective Time.

          (c) The Managing Member, Holdco, FiberNet and Devnet will provide such cooperation and information as any of the other parties reasonably may request in: (i) filing any Tax Return, amended return or claim for refund, (ii) determining a liability for Taxes or a right to a refund of Taxes or (iii) conducting any audit or other proceeding in respect of Taxes of Devnet; provided, however, that no amended return shall be filed with respect to Devnet without the consent of the Managing Member and in the event the Managing Member determines that an amended return should be filed with respect to Devnet, Holdco and Devnet shall cooperate.

          (d) Without the prior written consent of FiberNet (which shall not be unreasonably withheld), Devnet shall not, on or prior to the Effective Time, make or change any material Tax election, adopt or change any material method of Tax accounting, file any amended return, enter into any closing agreement, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, if any such action would have the effect of increasing the post-Effective Time Tax liability of Devnet.

          (e) All Tax sharing agreements, if any, to which Devnet is a party, other than this Agreement, shall be terminated as of the Effective Time and, after the Effective Time, Devnet shall not be bound thereby or have any liability thereunder.

          (f) At least 10 days prior to the Effective Time, the Managing Member shall have provided or shall have caused Devnet to have provided FiberNet with copies of all Tax Returns of Devnet, and FiberNet shall have provided Devnet with copies of all Tax Returns of FiberNet or any of its Subsidiaries, required to be filed (taking into account extensions) during the period beginning on the date hereof and ending 15 days prior to the Effective Time.

          (g) The Managing Member and the Members shall be provided with a copy of the Federal income tax return of Devnet for the period ending on the Closing Date at least 15 days prior to the filing of such return and shall have the right of review and consent with respect to all aspects of such return.

          (h) As soon as practicable after the date of this Agreement and prior to the Closing Date, Devnet shall prepare and deliver to Holdco and FiberNet a schedule determining the allocation of the $15 million increased basis to Holdco among the assets of Devnet. Within ten days after the receipt of such schedule (and prior to the Closing Date), Holdco and FiberNet shall notify Devnet of any objections to the schedule and the parties shall cooperate to resolve any disputes and if the parties cannot reach a resolution, the matter shall be referred to a mutually acceptable nationally recognized accounting firm (the fees and expenses of which shall be shared equally by Devnet and Holdco) who shall resolve any dispute and whose decision shall be binding on the parties; provided, that Devnet's good faith determination as to whether any allocation should be made to "unrealized receivables" or "inventory items" which "have appreciated substantially in value," as such terms are defined in Section 751 of the Code, shall not be subject to objection by Holdco or FiberNet and shall be conclusive and binding on the parties.

          (i) The parties shall provide representation letters as contemplated in Sections 10.6 and 11.6 and shall use their best efforts to cause their respective shareholders or members to provide representation letters as reasonably requested.

     8.8  No Solicitation.
          ---------------

          (a) Devnet shall not, and shall not authorize, and shall instruct any officer, director or employee of, or any investment banker, attorney or other advisor or representative, including, without limitation, the Managing Member and the members of the management committee of the Managing Member (collectively, "Representatives") of Devnet not to, and shall use all reasonable commercial efforts to insure that such Representatives do not, (i) directly or indirectly solicit, initiate or encourage the submission of, any Devnet Takeover Proposal (as defined in Section 8.8(d)), (ii) except in connection with a termination of this Agreement pursuant to Section 12.1(c), enter into any agreement (other than confidentiality agreements entered into in response to a written Devnet Takeover Proposal) with respect to any Devnet Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action designed to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Devnet Takeover Proposal; provided, however, that prior to the acceptance of the Devnet Merger Consideration, Devnet may to the extent required by the fiduciary obligations of the Managing Member, as determined in good faith by it after consultation with outside counsel, in response to a bona fide, written Devnet Takeover Proposal made or received after the date of this Agreement that was not solicited by Devnet or its Representatives in breach of this Section 8.8(a) and that did not otherwise result from a breach of this Section 8.8(a) and that the Devnet Board determines in good faith is reasonably likely to result in a Superior Devnet Proposal (as defined in Section 8.8(d)) within a reasonable period of time, and subject to compliance with Section 8.8(c), (x) furnish information with respect to Devnet to the person making such Devnet Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the

Confidentiality Agreement between FiberNet and Devnet dated February 4, 2000 and
(y) participate in discussions or negotiations (including solicitation of a revised Devnet Takeover Proposal) with such person and its Representatives regarding any Devnet Takeover Proposal. Devnet shall, and shall instruct its Representatives to, and shall use all other reasonable efforts to insure that such Representatives shall, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Devnet Takeover Proposal that commenced prior to the date of this Agreement (it being understood that this sentence does not preclude responding to a bona fide, written Devnet Takeover Proposal made or received after the date of this Agreement from a party that made a Devnet Takeover Proposal prior to the date of this Agreement so long as Devnet is in compliance with all the other provisions of this Section 8.8).

          (b) Except as permitted by this Section 8.8(b), the Managing Member shall not (i) withdraw or modify, or publicly (or in a manner designed to become public) propose to withdraw or modify, in a manner adverse to FiberNet, Holdco, Merger Sub or Devnet Merger Sub, the approval or recommendation by the Managing Member of this Agreement, or the Devnet Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Devnet Takeover Proposal or (iii) approve or recommend, or publicly (or in a manner designed to become public) propose to approve or recommend, any Devnet Takeover Proposal. Notwithstanding the foregoing, if, prior to the acceptance for payment of the Devnet Merger Consideration, the Managing Member receives a Superior Devnet Proposal and the Managing Member determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the Managing Member may withdraw or modify its approval or recommendation of the Devnet Merger and this Agreement and enter into an agreement in connection with a Superior Devnet Proposal in connection with a termination of this Agreement in accordance with Section 12.1(c).

          (c) Devnet promptly shall advise FiberNet orally and in writing of any Devnet Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Devnet Takeover Proposal, in each case made or received after the date of this Agreement, and the identity of the person making any such Devnet Takeover Proposal or inquiry and shall keep FiberNet reasonably informed of the status including any change to the details of any such Devnet Takeover Proposal or inquiry.

          (d)  For purposes of this Agreement: "Devnet Takeover Proposal" means
(i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving Devnet, (ii) any proposal for the issuance by Devnet of a material amount of its equity securities as consideration for the assets or securities of another person or
(iii) any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in any voting securities of, or a substantial portion of the assets of, Devnet, in each case other than (A) the Devnet Merger and (B) any one or more bona fide financing transactions (x) in which the aggregate of all proceeds to Devnet from all such transaction(s) does not exceed $3 million,
(y) which will not result in a Change of Control of Devnet and (z) which will not otherwise materially impede or prevent the consummation of the Transactions contemplated by this Agreement (a "Bona Fide Financing"). "Superior Devnet Proposal" means any proposal made by a third party to acquire substantially all the equity securities or assets of Devnet, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, (i) on terms which the Managing Member determines in its good faith judgment to be more favorable to the Members than the Devnet Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by FiberNet to amend the terms of the Devnet Merger) and (ii) that in the good faith judgment of the Managing Member is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

          (e) Without limiting any of Devnet's obligations under Section 8.8 hereof with regard to any Representative, in the event that Devnet sends this Agreement to any Member, such distribution of the Agreement shall be under cover of a letter that shall include the following language: "You are required to keep this Agreement and the terms and conditions thereof confidential. In addition, you are not authorized, directly or indirectly, to solicit, initiate or encourage the submission of any proposal or offer to purchase Devnet or any other Devnet Takeover Proposal (as defined in Section 8.8(d) of the Agreement)."

     8.9  Additional Instruments; Further Assurances.  At and after the
          ------------------------------------------
Effective Time, each party shall execute, acknowledge and deliver to the others, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as any party may reasonably request to consummate the transactions contemplated by this Agreement.

     8.10 Estoppel Certificates.  Devnet will use reasonable commercial efforts,
          ---------------------
at the request of the FiberNet, (i) to obtain estoppel certificates from the building owner(s) and/or landlord(s) of real property leased by Devnet and designated in such FiberNet request; and (ii) to obtain estoppel certificates or similar certificates from the parties listed on Schedule 8.10 hereto.

     8.11 Registration Rights Agreement.  On or prior to the Closing Date,
          -----------------------------
FiberNet will grant to the holders of the Units the right to execute a joinder, which joinder shall previously have been duly authorized, executed and delivered by all other parties thereto, substantially in the form of either, at the election of such Member, Exhibit A-1 or A-2 hereto, to the Registration Rights Agreement dated May 7, 1999 between FiberNet and certain stockholders listed therein (as amended, restated, consolidated, supplemented or otherwise modified from time to time), a copy of which is attached hereto as Exhibit B (a "Joinder"), which will give such holders registration rights with respect to the Devnet Merger Securities acquired by them in the Devnet Merger as provided therein.

     8.12 Tax Cooperation and Consistent Reporting.
          ----------------------------------------

          (a)  Information Sharing. Holdco agrees to furnish or cause to be
               -------------------
furnished, upon request, as promptly as practicable, such information and assistance relating to Devnet, the Members with respect to the Transaction and the Units, Holdco and/or FiberNet, as is reasonably necessary for the filing of all Tax Returns, and the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Holdco and the Managing Member will cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to Devnet, the Members with respect to the Transaction and Units and Devnet, Holdco and/or FiberNet, and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.12.

          (b)  Tax Covenants.  Unless there has been a Final Determination to
               -------------
the contrary, Devnet, Holdco, and FiberNet covenant and agree, for all Tax purposes including all Tax returns and any Tax controversies, to (and to cause any Affiliate or successor to their assets or businesses to) take each of the positions set forth below (and not to take or permit to be taken any position inconsistent therewith):

                 (i) The Devnet Merger, together with the Merger, will qualify as a transfer of property to Holdco by the Members governed by Section 351(b) of the Code.

                (ii) Except for the Cash Consideration, none of the consideration received in exchange for the Units will be treated as other property or money under Section 351(b) of the Code.

               (iii) Except with respect to the receipt of the Cash Consideration and cash in lieu of fractional shares, no income, gain or loss will be recognized by holders of Units on the transfer of the Units in the Devnet Merger or upon the release to the holders of Units or return to Holdco of the Escrow Shares and the holders of Units will be treated for federal income tax purposes as owning the Escrow Shares.

                (iv) None of the consideration in either the Devnet Merger or the Merger will be paid or issued for services.

                 (v) The tax basis of each Unit to be received by Holdco will be the same as the tax basis of such Unit in the hands of the Member of Devnet increased by any gain recognized by such Member.

                (vi) The holding period of each Unit will include the period during which such Unit was held by a Member of Devnet.

          (c)  Reporting.  FiberNet, Devnet and Holdco agree to report to each
               ---------
other and the Managing Member any communication from or with the Internal Revenue Service or any other Taxing authority which relates in any way to the characterization of the Transaction and/or Devnet with respect to any period (or portion thereof) ending on or prior to the Closing Date. Notwithstanding any such communication, Holdco and FiberNet covenant and agree to (and to cause any Affiliate or successor to their assets or businesses to) continue to take each of the positions specified in Section 8.12(b) for all Tax purposes (unless there has been a Final Determination contrary to such position). Without limiting the generality of the foregoing, (i) each of Holdco and the Managing Member will file with its Federal income tax return for the taxable year in which the Devnet Merger occurs (which Tax Return shall be timely filed) the information required by Treas. Reg (S) 1.351-3 and provide each other with a statement to the effect that such party has complied with this requirement after filing, and (ii) the Members shall have the opportunity to review, at least 15 days prior to filing, and approve any Tax Return to be filed by Holdco, Devnet and/or FiberNet with respect to, or relating in any way to, the Transaction. In addition, Holdco, Devnet and/or FiberNet will provide the information required by Treas. Reg. (S) 1.351-3 to the shareholders of FiberNet and shall inform the shareholders of their obligation to provide such information with their Federal income tax returns.

          (d)  Certain Elections and Transfer.  Neither Devnet, FiberNet nor
               ------------------------------
Holdco will elect or permit any election or other action to be made or taken to treat Devnet as a corporation for federal income tax purposes under Section 7701 of the Code or any Treasury regulation promulgated thereunder (or any similar provision of state or local law) or otherwise. Neither Holdco nor FiberNet has a plan or intention to transfer any Units or Class C Units or to incorporate Devnet. For a period of three years following the Closing, Holdco will not transfer any Units to FiberNet or any Subsidiary thereof. For a period of one year following the Closing, Holdco will not cause or permit Devnet to be incorporated.

          (e)  Protective Claims.  Notwithstanding anything in this Section 8.12
               -----------------
to the contrary, Holdco will (and will cause any Affiliate or successor to its assets or businesses to) file protective claims for refund if so requested in writing by the Majority Members (and only if so requested by the Majority Members) based on any position contrary to the positions described in Section 8.12(b), as long as such request is accompanied by an opinion of reputable tax counsel, which would reasonably support the filing of such claims. In addition, Holdco will (and will cause any Affiliate or successor to its assets or businesses to) use its best efforts to obtain any refund if so requested in writing by the Majority Members (and only if so requested by the Majority Members) which may be available based on any position contrary to the positions described in Section 8.12(b) and, upon receipt of any such refund, will promptly remit any such amount to the Members. Each of the Members will have the right to participate fully in any administrative or judicial proceeding relating to such claim for refund. As used herein, the term "Majority Members" shall mean Member(s) as to whom the sum of the respective percentages on the Distribution Schedule set forth as applicable to such Members exceed fifty percent (50%).

     8.13 Tax Adjustment Payments.  If the IRS or another taxing authority
          -----------------------
takes any position contrary to any of the positions described in Section 8.12(b) (other than due to the actions of any Member but excluding any actions of any Member pursuant to this Agreement or any of the transactions contemplated hereby), then (a) Holdco shall promptly notify all Members and the Managing Member of such event, reasonably specifying the nature of the position taken and
(b) Holdco shall pay to the Members an amount equal to the lesser of (i) the tax benefit realized by Holdco or any of its subsidiaries as a result of any tax basis increase attributable thereto and (ii) the tax detriment realized by the Members as a result of any gain or income attributable thereto. Such payment will be due ten days after Holdco or any of its subsidiaries realizes a tax benefit. If any payment required under this Section 8.13 is not made on or before the above due date, then such payment shall be made together with interest at the rate per annum determined from time to time under section 6621(a)(2) of the Code compounded daily for the period from such due date to the date on which the payment is actually made. Any dispute concerning the calculation of payments due under this Section 8.13 shall be resolved by a nationally recognized accounting firm that is jointly selected and mutually engaged by the Members and Holdco. Nothing in this Section 8.13 shall be deemed to limit or release any rights of the Members in the event of a breach by FiberNet, Devnet, Holdco, Merger Sub or Devnet Merger Sub of any provision of this Agreement.

     8.14 Section 754 Election.  Holdco shall cause Devnet to make a timely and
          --------------------
valid election under Section 754 of the Code, effective for the tax year of Devnet ending on the Closing Date, which election shall be included in the filing of the Form 1065 U.S. Partnership Return of Income for such Tax year.

     8.15  Disclosure Supplement.  Prior to the Closing, the parties shall
           ---------------------
deliver to each other supplements to the Schedules hereto, if appropriate, to reflect changes which occurred after the date of this Agreement and which are required to be disclosed as of the Closing Date. As of the Effective Time, the Schedules hereto shall be deemed to be modified, without the need for the execution of any further document or instrument, so as to incorporate therein the information set forth in each such supplement, provided, however, that nothing in this sentence shall be deemed to waive a default or breach by a party if this Agreement terminates prior to the Closing Date.

     8.16  Director.  On or before 10 business days after the Effective Time,
           --------
Holdco shall take all corporate action required to appoint Philip L. DiGennaro to the Holdco Board. Holdco agrees to maintain such policies of Directors and Officers liability insurance adequate and customary for companies of comparable size and condition similarly situated in the same industry in which Holdco operates, for a period of at least six years.

     8.17  Escrow Agreement.  On or before the Effective Time, FiberNet, Holdco,
           ----------------
Devnet, the Escrow Agent and the Managing Member will execute the Escrow Agreement contemplated by Article XIII in the form attached hereto as Exhibit C.

     8.18  Employment Agreements.  Holdco agrees to offer to enter into (i) a
           ---------------------
consulting agreement with Joel R. Wilson in substantially the form attached hereto as Exhibit E and (ii) an employment agreement with Philip L. DiGennaro in substantially the form attached hereto as Exhibit I.

     8.19  Surviving Rights.  Notwithstanding the provisions of Section 10.11
           ----------------
hereof, (i) the right to indemnity granted to any Member or the Managing Member pursuant to Section 12.4 of the Operating Agreement in respect of any liability, claim or damage arising out of any act performed or omitted to be performed by any Member or the Managing Member in connection with the Business and their role in respect thereof prior to the Effective Time, and (ii) the piggyback registration rights granted to Space Center Ventures, L.L.C. pursuant to the SpaceTel Agreement shall survive the Effective Time and remain in full force and effect in accordance with their terms and no changes shall be made to the provisions thereof that would limit or restrict such rights.

     8.20  Operating Agreement Amendment.  On or before the Effective Time, the
           -----------------------------
Operating Agreement may only be amended by the adoption of an amendment in substantially the form attached hereto as Exhibit F.

     8.21  Schedules.  The parties hereby acknowledge and agree that to the
           ---------
extent relevant, the information actually and specifically disclosed in any Schedule attached hereto shall be deemed to have been disclosed for purposes of all of the representations and warranties hereunder; provided, that, the information contained in any Contract or other document listed in or attached to any Schedule shall be deemed to have been disclosed only for the purpose of the specific representations and warranties to which the Schedule relates, and not for purposes of all representations and warranties hereunder.

     8.22  Knowledge.
           ---------

          (a)  FiberNet's knowledge. The parties hereby acknowledge and agree
               --------------------
that, as used in this Agreement, the words "FiberNet's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, what is actually known or should be known after reasonable inquiry of the Persons listed on Schedule 8.22(a) hereto.

          (b)  Devnet's Knowledge.  The parties hereby acknowledge and agree
               ------------------
that, as used in this Agreement, the words "Devnet's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, what is actually known or should be known after reasonable inquiry addressed to the Persons listed on Schedule 8.22(b) hereto. For purposes of this Section 8.22(b), reasonable inquiry shall include, without limitation, inquiries addressed to the Persons listed on Schedule 8.22(b) as to whether such Persons have reason to believe, based on any discussions with, documents received from or their relationships in general with third parties, that Devnet may be or may be considered to be in material default of any of the Contracts or that any other fact exists which such Person reasonably believes will otherwise cause a termination, prior to the stated term thereof, of any of the Contracts.

     8.23 Holdco Disclaimer as to Post-Closing Arrangements Among the Members.
          -------------------------------------------------------------------
The parties acknowledge and agree that Holdco shall, from and after the Effective Time, have no rights or obligations under Article XVII of the Operating Agreement, as amended by the adoption of the amendment to the Operating Agreement contemplated by Section 8.20 hereof.

     8.24 Management Arrangements.  Holdco agrees to offer, or cause the
          -----------------------
Surviving LLC to offer, employment to the individuals listed on Schedule 8.24 hereto (with the titles and salaries indicated thereon), and in connection therewith, to offer such individuals options to purchase that number of shares of Holdco Common Stock as is set forth opposite such individual's name on
Schedule 8.24 on the terms and conditions contained in that Schedule; provided that all such employment shall be employment at will.


                                  ARTICLE IX

                    CONDITIONS TO OBLIGATIONS OF EACH PARTY

9.   Conditions to Obligations of Each Party
     ---------------------------------------

     The obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

     9.1  No Action or Proceeding.  No claim, action, suit or other proceeding
          -----------------------
shall be pending or threatened in writing by any public authority or private person before any court, agency or administrative body which in the opinion of counsel to either FiberNet or Devnet creates a substantial likelihood that the consummation of this Agreement, the Merger, the Devnet Merger or the transactions contemplated hereby will be restrained, enjoined or otherwise prevented or that any material damages will be recovered or other material relief obtained as a result of the transactions contemplated hereby or as a result of any agreement entered into in connection with, or as a condition precedent to, the consummation of the transactions contemplated hereby.

     9.2  Compliance with Law.  No provision of any applicable law and no
          -------------------
judgment, injunction, order or decree shall prohibit the Closing.

     9.3  Escrow Agreement.  FiberNet, Holdco, the Managing Member and the
          ----------------
Escrow Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit C.

     9.4  Nasdaq.  Holdco Common Stock shall have been approved for quotation,
          ------
upon official notice of issuance, by Nasdaq.


                                   ARTICLE X

    CONDITIONS TO FIBERNET'S, HOLDCO'S, MERGER SUB'S AND DEVNET MERGER SUB'S
                                  OBLIGATIONS

10.  Conditions to FiberNet's Obligations
     ------------------------------------

     The obligations of FiberNet, Holdco, Merger Sub and Devnet Merger Sub to consummate the Merger, the Devnet Merger and the transactions contemplated by this Agreement and the Documents shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:

     10.1  Statutes.  No statute, rule or regulation shall have been enacted by
           --------
any Governmental Entity that would make the consummation of the Merger illegal.

     10.2  Representations and Warranties.  The representations and warranties
           ------------------------------
made by Devnet in this Agreement (including all Exhibits and Schedules hereto) and in the Documents executed and delivered by Devnet shall be true and correct on the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations or warranties made with reference to a specified date shall have been true on and with reference to such date and except for breaches of any such representations or warranties that do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Devnet or the transactions contemplated hereby.

     10.3  Performance.  With respect to agreements, covenants, obligations and
           -----------
conditions required to be performed or complied with by Devnet on or prior to the Closing Date, Devnet shall have performed in all material respects (except that any thereof which, by the terms thereof, are qualified so as to require material performance or compliance must be performed and complied with as written), each such agreement, covenant, obligation and condition.

     10.4  Authority.  All action required to be taken by, or on the part of
           ---------
Devnet to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Devnet Merger) shall have been duly and validly taken by Devnet.

     10.5  Opinion of Counsel.  FiberNet shall have been furnished with an
           ------------------
opinion of Dewey Ballantine LLP, counsel to Devnet, dated the Closing Date substantially in form attached hereto as Exhibit D.

     10.6  Tax Opinion.  FiberNet shall have received an opinion of Mintz,
           -----------
Levin, Cohn, Ferris, Glovsky and Popeo, P.C., special counsel to FiberNet, reasonably satisfactory to FiberNet, dated the Closing Date, regarding the Federal income tax status of the Merger, taken together with the Devnet Merger, under Section 351 of the Code. Such opinion shall be based upon reasonably requested representation letters from Persons including Holdco, FiberNet, Devnet and the Managing Member.

     10.7  Approvals and Filings.  All approvals, consents, authorizations,
           ---------------------
permits, licenses and approvals from, and all declarations, filings and registrations with, third parties and government agencies set forth on Schedule
5.6 hereof, shall have been obtained or made, shall be in full force and effect and shall be reasonably satisfactory in form and substance to the FiberNet and its counsel (except to the extent that the failure to receive the same, individually or in the aggregate, will not result in a Material Adverse Effect).

     10.8  Certificates.  Devnet shall have furnished to FiberNet in connection
           ------------
with the transaction contemplated herein such certificates to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by FiberNet, including, without limitation, a certificate of Joel R. Wilson, Chairman and Chief Executive Officer of the Managing Member (or if he is unavailable, another person reasonably acceptable to FiberNet) and other appropriate officers of the Managing Member stating that the conditions set forth in Sections 10.1, 10.2, 10.3 and 10.4 have been satisfied, and certifying as to: (i) the due authorization and approval of this Agreement, (ii) copies of Devnet's Certificate of Organization, Operating Agreement, governing documents, and resolutions and (iii) the incumbency and specimen signature of the officer executing the Agreement and the Documents to be executed by Devnet.

     10.9  Resignation.  Devnet shall have delivered to FiberNet, in form and
           -----------
substance reasonably satisfactory to FiberNet and its counsel, the resignation of the Managing Member and terminations with respect to all powers of attorney granted by Devnet (other than powers of attorney in contracts with landlords), in each case effective as of the Closing Date.

     10.10 Signature Authority.  Devnet shall have taken all action satisfactory
           -------------------
to FiberNet to cause the termination of the power of such persons as shall be requested by FiberNet in writing, to borrow, discount debt obligations, cash or draw checks or otherwise act on behalf of Devnet with respect to the bank accounts listed on Schedule 5.1(f).

     10.11 Waiver of Rights.  At the Effective Time, except as provided in
           ----------------
Schedule 5.8, none of the Members nor the Managing Member shall be a party to any agreement with Devnet, on behalf of itself or its Affiliates, giving rise to or that in the future could give rise to any obligation on the part of, or claim against Devnet, whether asserted or unasserted, fixed or contingent, known or unknown, arising out of or related to their status as Managing Member or Members of Devnet or otherwise.

     10.12  Members Agreements.  Except as set forth on Schedule 10.12 hereto,
            ------------------
each agreement, voting trust, voting agreement or other similar agreement between (i) the Managing Member or any Member and (ii) Devnet shall have been terminated.

     10.13  Consent.  FiberNet shall have obtained the Bank Consent.
            -------

     10.14  Employment Agreement.  Provided that Holdco shall have made the
            --------------------
offer of employment contemplated in Section 11.10 hereof, Philip L. DiGennaro shall have entered into an employment agreement with Holdco in the form of
Exhibit I hereto, and on the Closing Date Mr. DiGennaro shall reasonably be able to perform his duties as set forth under his Employment Agreement subject to any temporary illness which makes it impracticable for Mr. DiGennaro to start work on the Closing Date, provided that such temporary illness will not prevent Mr. DiGennaro from commencing work within a reasonable time thereafter.


                                  ARTICLE XI

                      CONDITIONS TO OBLIGATIONS OF DEVNET

11.  Conditions to Devnet's Obligations.  The obligations of Devnet to
     ----------------------------------
consummate the Devnet Merger and the transactions contemplated by this Agreement and the other Documents shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:

     11.1  Statutes.  No statute, rule or regulation shall have been enacted by
           --------
any Governmental Entity that would make the consummation of the Devnet Merger illegal.

     11.2  Representations and Warranties.  The representations and warranties
           ------------------------------
made by FiberNet, Holdco, Merger Sub and Devnet Merger Sub in this Agreement (including all Exhibits and Schedules hereto), and in the Documents executed and delivered by the FiberNet, Holdco, Merger Sub and Devnet Merger Sub shall be true and correct, on the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representation or warranty made with reference to a specified date shall have been true on and with reference to such date and except for any breaches of any such representations or warranties that do not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FiberNet, Holdco, Merger Sub or Devnet Merger Sub or the transactions contemplated hereby.

     11.3  Performance.  With respect to agreements, covenants, obligations and
           -----------
conditions required to be performed or complied with by FiberNet, Holdco, Merger Sub or Devnet Merger Sub on or prior to the Closing Date, FiberNet, Holdco, Merger Sub and Devnet Merger Sub, as required, shall have performed in all material respects (except that any thereof which, by the terms thereof, are qualified so as to require material performance or compliance must be performed and complied with as written), each such agreement, covenant, obligation and condition.

     11.4  Authority.  All action required to be taken by, or on the part of,
           ---------
FiberNet, Holdco, Merger Sub and Devnet Merger Sub to authorize the execution, delivery and performance of this Agreement by FiberNet, Holdco, Merger Sub and Devnet Merger Sub and the consummation of the transactions contemplated hereby (including, without limitation, the Transactions) shall have been duly and validly taken by FiberNet, Holdco, Merger Sub and Devnet Merger Sub.

     11.5  Opinion of FiberNet's Counsel.  Devnet shall have been furnished with
           -----------------------------
an opinion of Mintz Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to FiberNet, Holdco, Merger Sub and Devnet Merger Sub, dated the Closing Date in the form of Exhibit G hereto.

     11.6  Tax Opinion.  Devnet shall have received an opinion of Dewey
           -----------
Ballantine LLP, special counsel to Devnet, reasonably satisfactory to Devnet, dated the Closing Date, regarding the Federal income tax status of the Devnet Merger, taken together with the Merger, under Section 351 of the Code. Such opinion shall be based upon reasonably requested representation letters from Persons including Holdco, FiberNet, Devnet and the Managing Member.

     11.7  Approvals and Filings.  All Approvals, consents, authorizations and
           ---------------------
approvals from, and all declarations, filings and registrations with, third parties and government agencies, specified on Schedule 11.7 hereto shall have been obtained or made, shall be in full force and effect and shall be satisfactory in form and substance to Devnet and its counsel.

     11.8  Certificates.  FiberNet shall have furnished such certificates of its
           ------------
officers and others to evidence compliance with the conditions set forth in this Agreement, as may be reasonably requested by Devnet including, without limitation, certificates of the secretary of FiberNet stating that the conditions set forth in Sections 11.1, 11.2, 11.3 and 11.4 have been satisfied and including appropriate certification of the FiberNet Bylaws, Holdco Charter and Holdco Bylaws, corporate resolutions and incumbency.

     11.9  Fairness Opinion.  Devnet shall have received an opinion, dated the
           ----------------
Closing Date, from its financial advisor to the effect that the transactions contemplated hereby are fair, from a financial point of view, to Devnet and its Members.

     11.10 Offer of Employment. Holdco shall have offered to enter into an
           -------------------
employment agreement with Philip L. DiGennaro, in the form of Exhibit I hereto.


                                  ARTICLE XII

                                  TERMINATION

12.  Termination
     -----------

     12.1  Termination.  This Agreement may be terminated at any time prior to
           -----------
the Closing Date as follows and in no other manner:

           (a) by mutual consent of the Board of Directors of FiberNet and the Managing Member, on behalf of Devnet;

           (b) by (i) Devnet by written notice to FiberNet or (ii) by FiberNet, Holdco, Merger Sub or Devnet Merger Sub by written notice to Devnet, if the Devnet Merger shall not have been consummated by the date which is one hundred days after the date hereof (the "End Date"); provided, however, there shall be no breach, by the party giving such notice under this

Section 12.1(b), of any representation, warranty, covenant or agreement contained herein in any manner that shall have proximately caused the failure to consummate the Devnet Merger by the End Date; or

           (c) by Devnet, if the Managing Member shall, in the exercise of its fiduciary duties under applicable law, have determined to withdraw its approval of the Devnet Merger and approved, recommended and endorsed any Superior Devnet Proposal (as defined in Section 8.8) other than the Devnet Merger.

     12.2  Effect of Termination.
           ---------------------

           (a)  If termination of this Agreement shall result from:

                (i) the willful failure of Devnet to perform a covenant or agreement of this Agreement; or

                (ii) the willful breach by Devnet of any representation or warranty contained herein which, individually or in the aggregate, had or would reasonably be expected to have a Material Adverse Effect,

     Devnet shall be fully liable for any and all damage, loss, cost, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees) incurred or suffered by FiberNet and its Affiliates as a result of such failure or breach.

           (b)  If termination of this Agreement shall result from:

                (i) the willful failure of FiberNet, Holdco, Merger Sub or Devnet Merger Sub to perform a covenant or agreement of this Agreement; or

                (ii) the willful breach by FiberNet, Holdco, Merger Sub or Devnet Merger Sub of any representation or warranty which, individually or in the aggregate, had or would reasonably be expected to have, a Material Adverse Effect,

     FiberNet shall be fully liable for any and all damage, loss, cost, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees) incurred or suffered by Devnet and its Affiliates as a result of such breach.

           (c)  In the event of a termination of this Agreement pursuant to
Section 12.1(c), upon the Managing Member's approval, recommendation and endorsement of, or resolution to approve, recommend and endorse, a Superior Devnet Proposal, and provided that at the time of such termination FiberNet has notified Devnet that it has obtained the Bank Consent as provided for in Section 8.4(b) hereof,

                (i) Devnet and FiberNet shall promptly enter into a written agreement (the "Devnet Amendment") to amend the Letter Agreement to delete all references in the Letter Agreement to "10 million square feet" and to substitute therefor references to "15 million square feet".

                (ii) Devnet will pay to FiberNet an amount in cash equal to all out-of-pocket costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred by FiberNet in connection with the preparation and negotiation of this Agreement, the Documents and the transactions contemplated hereby and thereby.

           (d) Except as provided for in Section 12.2(a), (b) and (c) above, in the event of termination of this Agreement, neither Devnet nor FiberNet nor their respective Affiliates shall be liable for any damages, loss, cost liability or expense (including, without limitations, the fees and expenses of its advisers, accountants and legal counsel) incurred or suffered by the other party or its Affiliates as a result of such termination.

     The provisions of Sections 8.2(b), 8.2(c), 14.6 and 14.7 shall survive any termination hereof pursuant to this Article XII.


                                 ARTICLE XIII

                    NATURE AND SURVIVAL OF REPRESENTATIONS
                 AND WARRANTIES; ESCROW; INDEMNIFICATION, ETC.

13.  Nature and Survival of Representations and Warranties; Indemnification,
     -----------------------------------------------------------------------
Etc.
---

     13.1  Survival of Representations, Warranties, Etc.  All representations
           --------------------------------------------
and warranties of the parties set forth in this Agreement or in the Documents shall terminate one year from the Closing Date and shall be of no further force and effect, provided, however, that the representations and warranties set forth in Sections 6.9(k), 6.10 and 6.11 and in Documents delivered pursuant to Sections 10.6 and 11.6 shall survive until thirty days after the expiration of the applicable statute of limitations period relating to Taxes (subject to any extension thereof). All such representations and warranties shall be deemed to have been given and made on the date hereof and as of the Closing Date. Except as set forth herein, all of the covenants, agreements and obligations of the parties hereto, hereunder (including Section 13.11) and under any of the Documents, shall survive the Closing indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law).

     13.2  Escrow Fund
           -----------

           (a) As soon as practicable after the Effective Time, certificates representing shares of Holdco Common Stock comprising a portion of the Devnet Merger Securities with a value (determined pursuant to Section 13.5(b)) of $5 million (the "Escrow Shares") shall be registered in the name of, and be deposited with, US Trust (or other institution selected by FiberNet with the reasonable consent of the Managing Member) as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto Exhibit C. The Escrow
                                                         ---------
Fund shall be available to compensate Holdco and FiberNet in respect of any and all Losses resulting from or arising out of, or in connection with, (i) any misrepresentation or breach of warranty made by Devnet in this Agreement or in any Document executed and delivered by Devnet, (ii) any breach by Devnet of any covenant or agreement made under this Agreement or in any Document executed and delivered by Devnet relating to a period (or portion thereof) ending on or prior to the Closing Date, and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgements, costs and expenses incident to any of the foregoing. The foregoing notwithstanding, FiberNet and Holdco shall have no claim against the Escrow Fund with respect to any of the foregoing until all Losses with respect thereto exceed $300,000 (the "Minimum Amount"), provided however that in the event that such Losses do exceed the Minimum Amount, FiberNet's and Holdco's claim against the Escrow Fund hereunder shall include all Losses resulting from any such breach, including, without limitation, those included in the Minimum Amount. Following the Effective Time, the Escrow Fund shall be the sole and exclusive remedy of FiberNet and Holdco for any Losses resulting from any breach of any representation, warranty or covenant.

          (b)  [Intentionally Omitted].

          (c) Notwithstanding anything contained in this Agreement to the contrary, FiberNet, Holdco, Merger Sub and Devnet Merger Sub hereby expressly waive, relinquish and release any right or remedy available to it at law, in equity or under this Agreement to make a claim against the Escrow Fund for damages that FiberNet, Holdco, Merger Sub and Devnet Merger Sub may incur, as the result of any of Devnet's representations, warranties or covenants being untrue, inaccurate, incorrect or breached if FiberNet, Holdco, Merger Sub or Devnet Merger Sub had actual knowledge that such representation, warranty or covenant was untrue, inaccurate, incorrect or breached at the time of the Closing and the Closing nevertheless takes place.

     13.3  Damage Threshold. Notwithstanding Section 13.2, FiberNet, Holdco,
           ----------------
Merger Sub and Devnet Merger Sub may not receive any shares from the Escrow Fund with respect to their rights as set forth in Section 13.2 unless and until an Officer's Certificate or Certificates (as defined in Section 13.5 below) satisfying the requirements of Section 13.5 and identifying any Losses that exceed the Minimum Amount has been delivered to the Escrow Agent as provided in
Section 13.5, 13.6 and 13.7 below and such amount is determined pursuant to this
Article XIII to be payable, in which case FiberNet and Holdco shall receive shares from the Escrow Fund equal in value (determined pursuant to Section 13.5(b)) to the full amount of the Losses; provided, however, that in no event shall FiberNet, Holdco, Merger Sub and Devnet Merger Sub receive more than the Escrow Shares.

     13.4  Escrow Period. The Escrow Period shall terminate upon the expiration
           -------------
of 365 days from the Effective Time. Upon termination of the Escrow Period, the Escrow Shares remaining in the Escrow Fund shall be transferred to the Members in accordance with the Distribution Schedule; provided, however, that (i) a portion of the Escrow Shares, which, in the reasonable judgment of FiberNet, subject to the objection of the Managing Member and the subsequent resolution of the matter in the manner provided in Section 14.12 hereof, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period ("Existing Claims"), shall remain in the Escrow Fund until such claims have been resolved, provided, however, that such Escrow Shares shall be used only to satisfy Existing Claims and (ii) a portion of the Escrow Shares necessary to reimburse the Managing Member for its reasonable out-of-pocket costs and expenses ("FP Escrow Costs") incurred in connection with the Escrow Fund (including, without limitation, fees of counsel to the Managing Member and any amounts payable by the Managing

Member under the last paragraph of Section 14.12 hereof) shall be transferred to the Managing Member. A certificate signed by a member or officer of the Managing Member as to the amount of the FP Escrow Costs shall be conclusive as to the amount thereof. FP Escrow Costs shall include any amounts owing to an "FP Covered Person" under Exhibit H hereto or Article XVII of the Operating Agreement as amended and in effect at the Effective Time.

     13.5  Claims upon Escrow Fund.
           -----------------------

           (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Holdco or FiberNet (an "Officer's Certificate"):

                (i)   stating that, with respect to their rights as set forth in
     Section 13.2, Losses exist in an aggregate amount greater than the Minimum Amount, and

                (ii) specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related,

                (iii) affirming that a copy of such certificate has been delivered to the Managing Member as contemplated hereby,

     the Escrow Agent shall, subject to the provisions of Section 13.6, 13.7 and 14.12, deliver to FiberNet or Holdco out of the Escrow Fund, as promptly as practicable, Holdco Common Stock or other assets held in the Escrow Fund having a value equal to such Losses with respect to the rights of FiberNet, Holdco, Merger Sub and Devnet Merger Sub set forth in Section 13.3.

           (b) For the purposes of compensating FiberNet and Holdco for its Losses pursuant to this Agreement and reimbursing the Managing Member and any FP Covered Person for FP Escrow Costs, the Holdco Common Stock in the Escrow Fund shall be valued at the Market Price.

     13.6  Objections to Claims. At the time of delivery of any Officer's
           --------------------
Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Managing Member by FiberNet or Holdco and for a period of fifteen (15) days after the receipt by the Escrow Agent of the Officer's Certificate delivered to Escrow Agent, the Escrow Agent shall make no delivery of Holdco Common Stock or other property unless the Escrow Agent shall have received written authorization from the Managing Member to make such delivery. After the expiration of the fifteenth (15th) day following the date on which the Escrow Agent receives the Officer's Certificate (it being understood that the Escrow Agent shall verify prior to any transfer described herein that an Officer's Certificate was also delivered to the Managing Member on the date on which the Escrow Agent received the Officer's Certificate; if such delivery occurred on a later date, the fifteen-day period shall be deemed to run from the date of delivery to the Managing Member), the Escrow Agent shall make delivery of the Holdco Common Stock or other property in the Escrow Fund in accordance with Section 13.5 hereof, provided that no such payment or delivery may be made if the Managing Member shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to FiberNet or Holdco prior to the expiration of such fifteen (15) day period.

     13.7  Resolution of Conflicts
           -----------------------

           (a) In case the Managing Member shall, pursuant to Section 13.6, object in writing to any claim or claims by FiberNet or Holdco made in any Officer's Certificate, FiberNet or Holdco shall have fifteen (15) days to respond in a written statement to the objection of the Managing Member. If after such fifteen (15) day period there remains a dispute as to any claims, the Managing Member and FiberNet or Holdco shall attempt in good faith for thirty
(30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Managing Member and FiberNet or Holdco should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall retain or distribute the Holdco Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

           (b) If no such agreement can be reached after good faith negotiation, either the Managing Member or FiberNet or Holdco may, by written notice to the other, demand arbitration of the matter pursuant to Section 14.12 hereof.

     13.8  Actions of the Managing Member. A decision, act, consent or
           ------------------------------
instruction of the Managing Member shall constitute a decision of all Members as to any matter relating to the Escrow Fund and claims made in respect thereof and shall be final, binding and conclusive upon each such Member, and the Escrow Agent and FiberNet, Holdco, Merger Sub and Devnet Merger Sub may rely upon any decision, act, consent or instruction of the Managing Member as being the decision, act, consent or instruction of each and every such Member. The Escrow Agent, FiberNet, Holdco, Merger Sub and Devnet Merger Sub are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Managing Member. All of the rights of the Members as third party beneficiaries to this Agreement are subject to the provisions of Exhibit H attached hereto, which Exhibit H shall govern rights and obligations as between the Members and Managing Member. This Agreement and the Escrow Agreement have been entered into by the Managing Member in reliance upon the provisions set forth in Exhibit H. Neither Holdco, FiberNet, Merger Sub, Devnet Merger Sub nor Devnet shall have any rights or obligations under Exhibit H.

     13.9  FiberNet's Agreement to Indemnify
           ---------------------------------

           (a) FiberNet and Holdco shall jointly and severally fully defend, indemnify and hold harmless the Members and the Optionees against and in respect of any Losses resulting from (i) any misrepresentation or breach of warranty by Holdco, FiberNet, Merger Sub or Devnet Merger Sub in this Agreement or in any Document executed and delivered by FiberNet, Holdco, Merger Sub or Devnet Merger Sub, (ii) any breach by FiberNet, Holdco, Merger Sub or Devnet Merger Sub of any covenant or agreement, or by Devnet with respect to any covenant or agreement relating to a period (or portion thereof) beginning after the Closing Date, made in this Agreement or in any Document executed and delivered by FiberNet, Holdco, Merger Sub, Devnet Merger Sub or Devnet, (iii) the ownership and operation of the Business after the Closing Date (but not including any such Loss to the extent such Loss arises out of, in whole or in part, any matter which constitutes a misrepresentation or breach of warranty of Devnet made in this Agreement), and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing. The foregoing notwithstanding, FiberNet shall have no indemnity obligations and shall not otherwise be liable to any Member for any Losses with respect to any of the foregoing hereof in excess of such Member's pro rata share (to be determined in accordance with their percentage interest of the Units as set forth in the Distribution Schedule) of an amount equal to (x) the number of Devnet Merger Securities plus the Adjustment Shares multiplied by (y) the Market Price; provided that such limitation shall not apply to any Losses resulting from a breach by Holdco or FiberNet of any of the representations, warranties and covenants, or by Devnet with respect to any covenant or agreement relating to a period (or portion thereof) beginning after the Closing Date, contained in Sections 6.9(k), 6.10, 6.11, 8.7, 8.12, 8.13 and 8.14 hereof.

          (b) Notwithstanding anything contained in this Agreement to the contrary, the parties agree that the Members shall not have any right or remedy available to them at law, in equity or under this Agreement to seek indemnification from FiberNet pursuant to Section 13.9(a) for damages that the Members may incur, as the result of any of FiberNet's, Holdco's, Merger Sub's and Devnet Merger Sub's representations, warranties or covenants being untrue, inaccurate, incorrect or breached if Devnet had actual knowledge that such representation, warranty or covenant was untrue, inaccurate, incorrect or breached at the time of the Closing and the Closing nevertheless takes place.

     13.10  Third Party Claims.
            ------------------

            (a) Promptly after the receipt by any Member or Optionee of notice of any claim, action, suit or proceeding of any third party which is subject to indemnification under Section 13.9 (other than with respect to Taxes, which shall be governed by Section 13.11), such Member or Optionee (the "Indemnified Person") shall give written notice of such claim to Holdco or FiberNet (Holdco and FiberNet being herein collectively, jointly and severally referred to as the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Party from any liability which it may have on account of the provisions hereof or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby (except that the Indemnifying Party shall not be liable for any expense incurred during the period in which the Indemnified Person failed to give such notice). So long as the Indemnifying Party provides assurances, reasonably acceptable to the Indemnified Person, that the Indemnifying Party is capable of satisfying all Losses that may arise in respect of any matter, the Indemnifying Party shall be entitled to elect to participate in the defense of and, if it so chooses, to assume the defense of such claim, action, suit or proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Person. Upon any such election by the Indemnifying Party to assume the defense of such claim, action, suit or proceeding, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense, thereof, provided that the Indemnified Person may, at its option, participate in such defense and employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period in which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Person failed to give the notice provided above). The Indemnifying Party and the Indemnified Person shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability as between the Indemnifying Party and the Indemnified Person under this Article
XIII. The Indemnifying Party and the Indemnified Person shall also cooperate in any such defense, give each other full access to all information relevant thereto and make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense, the Indemnifying Party shall not be obligated to indemnify the Indemnified Person hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld or delayed.

          (b) Promptly after the receipt by FiberNet or Holdco of notice of any claim, action, suit or proceeding of any third party which is subject to reimbursement from the Escrow Fund pursuant to Section 13.5 (other than with respect to Taxes, which shall be governed by Section 13.11), such party (the "Reimbursed Person") shall give written notice of such claim to the Managing Member (the " Notice Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure of the Reimbursed Person to give such notice shall not terminate the right of the Reimbursed Person to reimbursement from the Escrow Fund pursuant to Section 13.5, except to the extent that there is material prejudice, in the form of increased Losses suffered by the Reimbursed Person that would be subject to reimbursement pursuant to Section 13.5, by reason of such failure (except that there shall be no reimbursement to the Reimbursed Person from the Escrow Fund for any expense incurred during the period in which the Reimbursed Person failed to give such notice). So long as the Escrow Fund has not been reduced to zero, the Notice Party shall be entitled to elect to participate in the defense of and, if it so chooses, to assume (without recourse to the Notice Party or to any source other than the Escrow Fund) the defense of such claim, action, suit or proceeding with counsel selected by the Notice Party and reasonably satisfactory to the Reimbursed Person. Upon any such election by the Notice Party to so assume the defense of such claim, action, suit or proceeding, there shall be no reimbursement to the Reimbursed Person from the Escrow Fund for any legal or other expenses subsequently incurred by the Reimbursed Person in connection with the defense, thereof, provided that the Reimbursed Person may, at its option, participate in such defense and employ counsel, at its own expense, separate from the counsel employed by the Notice Party. There shall be reimbursement to the Reimbursed Person from the Escrow Fund for the fees and expenses of counsel employed by the Reimbursed Person for any period in which the Notice Party has not so assumed the defense thereof (other than during any period in which the Reimbursed Person failed to give the notice provided above). The Reimbursed Person and the Notice Party shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability as between the Reimbursed Person and the Notice Party under this Article XIII. The Reimbursed Person and the Notice Party shall also cooperate in any such defense, give each other full access to all information relevant thereto and make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Notice Party shall have assumed the defense, there shall be no reimbursement to the Reimbursed Person from the Escrow Fund for any settlement entered into without the Notice Party's prior written consent, which consent shall not be unreasonably withheld or delayed. The Notice Party shall not settle any claim without the prior written consent of the Reimbursed Person, which consent shall not be unreasonably withheld or delayed.

          13.11  Tax Claims.
                 ----------

                 (a) A Member receiving notice of any claim, audit, examination or other proposed change or adjustment relating to Taxes which may affect the liability of Holdco or FiberNet (Holdco and FiberNet being herein collectively, jointly and severally referred to as the "Indemnitor") hereunder (a "Member Tax Claim") shall promptly notify the Indemntor in writing of the commencement of any such Member Tax Claim of which it or any of its Affiliates has been informed in writing by any taxing authority. Such notice shall describe the asserted Member Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any taxing authority in respect of any such asserted Member Tax Claim. If notice of a Member Tax Claim is not given by the Member to the Indemnitor within a sufficient period of time to allow the Indemnitor to effectively contest such Member Tax Claim, or in reasonable detail to apprise the Indemnitor of the nature of the Member Tax Claim or if the Member otherwise fails to follow the requirements of this Section 13.11(a), the Indemnitor shall not be liable to the Member, any of its Affiliates or any of their respective officers, directors, employees or agents and the amount of any indemnity payment pursuant to Section 13.9 shall be reduced to the extent that the Indemnitor is harmed or its position is actually prejudiced as a result thereof.

     With respect to any Member Tax Claim, at the election of the Indemnitor (to be made not later than 15 business days following such party's receipt of a notification of a Member Tax Claim from the Member), the Indemnitor shall have the sole right to represent the Member's interests in any Tax audit or administrative or court proceeding and to employ counsel of its choice and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Member Tax Claim in any permissible manner. The Indemnitor may settle any issues and take any other actions in its discretion in connection with such audit or proceedings. The Member may participate in such defense through counsel chosen by it, at its own expense. The Member shall cooperate fully with the Indemnitor (including, but not limited to, by granting to the Indemnitor a power of attorney reasonably necessary to represent the Member in any such audit or proceeding and at the reasonable request of the Indemnitor taking such requested actions in the defense against or compromise of any claim in any Tax audit or proceedings which the Indemnitor controls pursuant hereto), timely making available to the Indemnitor all data and other information reasonably requested by the Indemnitor in connection with such audit or proceedings, making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or testifying at proceedings relating to such Member Tax Claim and facilitating the Indemnitor's participation in the contest of all Member Tax Claims.

     In no case shall the Member or any of its respective Affiliates or any of their respective officers, directors, employees or agents settle or otherwise compromise any Member Tax Claim without the prior written consent of the Indemnitor. In addition, none of Holdco, Devnet,

FiberNet or any affiliate thereof shall take or advocate any position, initiate any claim or take or fail to take any action that could adversely affect any Member with respect to Taxes relating to Devnet or the Transaction.

          (b) Upon receipt by Holdco or FiberNet of a notice of any claim, audit, examination or other proposed change or adjustment relating to Taxes for which such party (the "Indemnitee") may be entitled to reimbursement from the Escrow Fund pursuant to Section 13.5 (a "Holdco Tax Claim"), such party shall promptly notify the Managing Member in writing of the commencement of any such Holdco Tax Claim of which it or any of its Affiliates has been informed in writing by any taxing authority. Such notice shall describe the asserted Holdco Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any taxing authority in respect of any such asserted Holdco Tax Claim. If notice of a Holdco Tax Claim is not given by the Indemnitee to the Managing Member within a sufficient period of time to allow the Managing Member to effectively contest such Holdco Tax Claim, or in reasonable detail to apprise the Managing Member of the nature of the Holdco Tax Claim or if the Indemnitee otherwise fails to follow the requirements of this Section 13.11(b), the Indemnitee shall not be entitled to reimbursement from the Escrow Fund pursuant to Section 13.5 to the extent that the Managing Member is harmed or its position is actually prejudiced as a result thereof.

     With respect to any Holdco Tax Claim, at the election of the Managing Member (to be made not later than 15 business days following its receipt of a notification of a Holdco Tax Claim from the Indemnitee), the Managing Member shall have the sole right to represent the Indemnitee's interests in any Tax audit or administrative or court proceeding and to employ counsel of its choice and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Holdco Tax Claim in any permissible manner.
The Managing Member may settle any issues and take any other actions in its discretion in connection with such audit or proceedings. The Indemnitee may participate in such defense through counsel chosen by it, at its own expense. The Indemnitee shall cooperate fully with the Managing Member (including, but not limited to, by granting to the Managing Member a power of attorney reasonably necessary to represent the Indemnitee in any such audit or proceeding and at the Managing Member's reasonable request taking such requested actions in the defense against or compromise of any claim in any Tax audit or proceedings which the Managing Member controls pursuant hereto), timely making available to the Managing Member all data and other information reasonably requested by the Managing Member in connection with such audit or proceedings, making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or testifying at proceedings relating to such Holdco Tax Claim and facilitating the Managing Member's participation in the contest of all Holdco Tax Claims.

     In no case shall the Indemnitee or any of its Affiliates or any of their respective officers, directors, employees or agents settle or otherwise compromise any Holdco Tax Claim without the Managing Member's prior written consent.

     13.12  Effect of Taxes and Insurance. The amount of any Losses for which
            -----------------------------
indemnification is provided under this Article XIII shall be reduced to take account of any net

Tax benefit realized and shall be increased to take account of any net Tax detriment realized arising from the incurrence or payment of any such Losses or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount, if any, recovered from third parties by the Indemnified Person or the Reimbursed Person, as the case may be (or their respective affiliated entities), with respect to any Losses. The Indemnified Person or the Reimbursed Person shall be obligated to use all commercially reasonable efforts to prosecute diligently and in good faith claims under any applicable insurance policies (including, without limitation, any applicable insurance policies maintained by Devnet) and against other third parties who may be responsible for Losses prior to collecting indemnification for such Losses under this Article XIII; provided, however, that if the Indemnified Person or the Reimbursed Person, as the case may be, has not received payment from an insurer or other third party within one year after it has given such insurer or other third party written notice of such claim, (or, if such party shall have received notice that it will receive no such payment, immediately after the receipt of such notice) such party shall be entitled to collect indemnification in respect of such claim to the extent that it is otherwise entitled to payment under this Article XIII; if any Indemnified Person or Reimbursed Person, as the case may be (or their respective affiliated entities), shall have received any payment pursuant to this Article XIII with respect to any Loss and shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such party (or its affiliated entities) shall promptly pay over to the Indemnifying Party or the Escrow Agent, as the case may be, the amount so recovered (after deducting the amount of the expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by such party.

     13.13  Purchase Price Adjustment. Any amount paid pursuant to this Article
            -------------------------
XIII will be treated for Tax purposes as an adjustment to the aggregate Devnet Merger Consideration unless a Final Determination (as defined below) causes any such amount not to constitute an adjustment to the aggregate Devnet Merger Consideration for any Tax purpose. "Final Determination" shall mean with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to the Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations.)

     13.14  Interest. All payments required to be made under this Article XIII
            --------
shall include interest at the rate of 1.5% per month (or, if lesser, the maximum rate permitted by law) from the date of demand through the date of payment.

     13.15  Managing Member Joinder. The Managing Member is entering into this
            -----------------------
Agreement as a party solely for the following purposes: (i) to become a party for purposes of Sections 13.2 through 13.8, inclusive, hereof, (ii) to become a party for purposes of Sections 14.1, 14.3 and 14.12 hereof and (iii) to obtain any rights and incur any obligations otherwise specifically provided to or assumed by the Managing Member in any other provisions of this Agreement (it being understood that references to the term "party" or "parties" should not be deemed to be specific references to the Managing Member for purposes of this clause (iii)).

     13.16  Relationship to Section 12.2. Nothing in this Article XIII shall
            ----------------------------
limit the liability of any party under Section 12.2 for any breach of any representation, warranty or covenant if the Transaction does not close.

                                  ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

14.  Miscellaneous Provisions
     ------------------------

     14.1  Amendment and Modification. This Agreement may be amended, modified
           --------------------------
or supplemented only by written agreement executed by all of the parties hereto.

     14.2  Waiver. Any breach of any obligation, covenant, agreement or
           ------
condition contained herein shall be deemed waived by the non-breaching party, only by a writing, setting forth with particularity the breach being waived and the scope of the waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach. No waiver shall be implied from any conduct or action of the non-breaching party. No failure by any party in exercising any right, power or privilege hereunder or under the Documents and no course of dealing by any party shall operate as a waiver and any right, power or privilege hereunder or under any Document nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege.

     14.3  Notices. All notices, requests, demands and other communications
           -------
required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by telecopy, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, with confirmation as provided above, as follows:

           (a)  If to Devnet, to:

                Devnet L.L.C.
                325 Riverside Avenue
                Westport, CT 06880
                Attention:  Joel R. Wilson
                Telecopy No. (203) 454-3410

     with a copy to:

                Dewey Ballantine LLP
                1301 Avenue of the Americas
                New York, NY  10019-6092
                Attention:  Sanford Morhouse, Esq.
                Telecopy No. (212) 259-6333

     or to such other person or address as Devnet or the Managing Member shall furnish FiberNet in writing.

           (b)  If to FiberNet, Holdco, Merger Sub or Devnet Merger Sub, to:

                FiberNet Telecom Group, Inc.
                570 Lexington Avenue, 3rd Fl.
                New York, New York  10022
                Attention:  Michael S. Liss
                Telecopy No:  (212) 421-8920

    with copies to:

                Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center
                666 Third Avenue
                New York, New York  10017
                Attention:  Gordon Caplan, Esq.
                Telecopy No: (212) 983-3115

           (c)  If to the Managing Member, to:

                FP Enterprises L.L.C.
                325 Riverside Avenue
                Westport, CT  06880
                Attention:  Joel R. Wilson
                Telecopy No.: (203) 454-3410

    with a copy to:

                Dewey Ballantine LLP
                1301 Avenue of the Americas
                New York, NY  10019-6092
                Attention:  Sanford Morhouse, Esq.
                Telecopy No. (212) 259-6333

     or to such other address or telecopy number and with such other copies as such party may hereafter specify for the purpose of notice to the other party. Each such notice, request, demand or other communication shall be effective (i) if given by telecopy, when such or telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section.

     14.4  Binding Nature; Assignment. This Agreement and all of the provisions
           --------------------------
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; provided, however, that the rights of FiberNet hereunder may be assigned to any lender or financing institution as security for a loan or loans, but such assignment to a lender or financing institution shall not relieve FiberNet of its obligations under this Agreement.

     14.5  Governing Law; Submission to Jurisdiction. This Agreement and the
           -----------------------------------------
legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein. Subject to the terms and provisions of Section 14.4 hereof, each party hereto hereby irrevocably: (i) in any legal proceeding brought in connection with this Agreement or any of the Documents or the transactions contemplated hereby or thereby, submits to the nonexclusive in personam jurisdiction of the United States District Court for the Southern District of New York; (ii) waives any objection that it may now or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient court; (iii) designates Dewey Ballantine LLP (in the case of Devnet) or Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (in the case of FiberNet, Holdco, Merger Sub and Devnet Merger Sub) as agent to receive service of any and all process and documents on their behalf in any legal proceeding in the State of New York; and (iv) agrees that nothing herein shall affect any parties right to effect service of process in any manner permitted by law, and that FiberNet, Devnet and the Managing Member shall have the right to bring any legal proceedings (including a proceeding for enforcement of a judgment entered by any of the aforementioned courts) against any party in any other court or jurisdiction in accordance with applicable law.

     14.6  Public Announcements. Devnet and FiberNet agree that press releases
           --------------------
and other announcements with respect to the transactions contemplated hereby shall be subject to mutual agreement; provided, however, that either party may make such announcements as, in the opinion of its counsel, such party is required to make pursuant to applicable law or the requirements of a stock exchange or other applicable self-regulatory organization, but in such event such party shall, to the extent practicable, give the other party reasonable prior notice and an opportunity to comment on the proposed announcement. FiberNet will file with the SEC a current report on Form 8-K (the "Form 8-K") which will incorporate both the press release in the form of Exhibit J hereto and this Agreement (without any Exhibits or Schedules). FiberNet will use reasonable efforts to file the Form 8-K with the SEC within three business days of the date hereof.

     14.7  Expenses. All costs and expenses incurred in connection with this
           --------
Agreement and the Documents shall be paid at the Closing by the party incurring such cost or expense provided, however, that (i) the Members shall be obligated to pay fifty percent (50%) (the "Members' Fees") of the final legal fees of Dewey Ballantine LLP incurred in connection with this Agreement and the transactions contemplated hereby (the "Legal Fees") to Dewey Ballantine LLP, pursuant to a standard bill which shall be presented at the Closing, which Members' Fees shall be deducted from the Cash Consideration as set forth in
Section 4.4(a) hereof and (ii) with respect to the fee payable to William Fugazy as referred to in Item 2 in Schedule 5.19 (the "Fugazy Fee"), an amount equal to $100,000 in payment of the portion of the Fugazy Fee which is due in January 2001 shall not be paid at the Closing. If and to the extent that (i) the other fifty percent (50%) of the Legal Fees not deducted from the Cash Consideration and (ii) the other $100,000 portion of the Fugazy Fee which is due at Closing, are not paid at Closing by Devnet, FiberNet shall pay such other fifty percent (50%) of such Legal Fees and such other portion of the Fugazy Fee at the Closing.

     14.8  Counterparts. This Agreement may be executed simultaneously in one or
           ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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

     14.9   Headings.  The headings contained in this Agreement are inserted for
            --------
convenience only and shall not constitute a part hereof.

     14.10  Entire Agreement.  This Agreement, together with the Schedules and
            ----------------
Exhibits hereto, and the Documents, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, schedules, understandings, documents (including, without limitation, information provided or made available by any party to any other party), negotiations and discussions, whether oral or written, of the parties hereto.

     14.11  Remedies Exclusive.  Prior to the Closing, the rights, remedies and
            ------------------
obligations of the parties hereto under this Agreement and the Documents set forth in Article XII hereof shall be deemed to be exclusive of all other rights, remedies and obligations under this Agreement and the Documents that would otherwise be available to the parties hereto. After the Closing, the rights, remedies and obligations under this Agreement and the Documents of the parties hereto set forth in Article XIII hereof shall be deemed to be exclusive of all other rights, remedies and obligations under this Agreement and the Documents that would otherwise be available to the parties hereto. Notwithstanding the foregoing, the parties agree that the Business and the transactions contemplated by this Agreement are unique and that remedies at law may be inadequate, and accordingly, the parties in addition to other remedies they may have, shall have the right to enforce the obligation of the other parties to consummate the Merger and the Devnet Merger and engage in the transactions contemplated herein, by an action or actions for specific performance, injunction or other appropriate equitable remedies. The foregoing shall in no event limit or restrict the liability or obligation of any party hereto in respect of any claim based upon fraud. In no event shall any officer, director, stockholder, member or affiliate of any party be subject to any liability in connection with the transactions contemplated hereby; provided, however, that nothing in the foregoing shall be deemed to (i) limit in any way FiberNet's or Holdco's rights pursuant to Section 13.5 of this Agreement or (ii) notwithstanding the fact that FiberNet and the Managing Member are members of Devnet, limit in any way (x) FiberNet's obligations and liabilities as a party to this Agreement or (y) the Managing Member's obligations and liabilities under this Agreement to the extent that, pursuant to Section 13.15, the Managing Member has entered into this Agreement.

     14.12  Arbitration.
            -----------

     Disputes that arise under or with respect to this Agreement, the Documents or the Escrow Fund will be resolved as follows:

               (i) except as set forth in this Section 14.12, no party, including the Managing Member, nor any Member or Optionee shall bring a civil action arising under or with respect to this Agreement, the Documents or the Escrow Fund.

               (ii) at any time any party, including the Managing Member, or any Member or Optionee may demand arbitration of any dispute, arising under or with respect to any of this Agreement or the Escrow Fund by delivering written notice thereof to: (v) the Managing Member, (w) the Members (at the addresses specified on Schedule 14.12(a) hereof) or at such other address as to which such Member shall have given notice to both (A) the Managing Member and (B) FiberNet or Holdco, (x) the Optionees (at the addresses specified on Schedule 14.12(b)) or at such other address as to which such Optionee shall have given notice to both (A) the Managing Member and (B) FiberNet or Holdco, (y) FiberNet or Holdco and (z) an office of JAMS/Endispute located in New York City (or, if none, then the office of JAMS/Endispute located closest to New York City); and

               (iii) any such arbitration shall be conducted in New York City according to JAMS/Endispute's Arbitration Rules then in effect applicable to disputes of the type submitted to arbitration and the results of such arbitration shall be final and binding on the parties thereto.

     In the event that JAMS/Endispute is not available to provide such arbitration services with respect to any such dispute, then that dispute shall be resolved by final, binding arbitration in New York City by three arbitrators pursuant to the rules then prevailing of the American Arbitration Association applicable to disputes of the type submitted to arbitration. Judgment on the award rendered by any of the above referenced arbitrators may be confirmed and entered in and by any court having jurisdiction.

     Notwithstanding the foregoing, each party, including the Managing Member, and the Members and Optionees specifically reserves the right: (a) to seek equitable remedies in a court of competent jurisdiction; and (b) to bring a third party action against any other party in any proceeding to which such person (the "Initiating Person") is a party under circumstances in which the basis of the claim by the Initiating Person against the other party is that such other party is liable (under any of the Agreements or otherwise), in whole or in part, for or in respect of any claim or counterclaim being asserted against the Initiating Person in such proceeding.

     The parties hereto, including the Managing Member, and the Members and Optionees agree that the party losing any matter that has been finally determined by arbitration pursuant thereto shall promptly reimburse to all prevailing parties the reasonable cost and expenses incurred by them in connection therewith (including, without limitation, reasonable fees and disbursements of counsel) provided that: (i) the FiberNet, Holdco, Merger Sub and Devnet Merger Sub shall have no obligation to provide such reimbursement for more than one counsel for the Managing Member, the Members and the Optionees, collectively; and (ii) the Managing Member, the Members and the Optionees shall have no obligation to provide such reimbursement for more than one counsel for FiberNet, Holdco, Merger Sub and Devnet Merger Sub, collectively.

     14.13  Third Party Beneficiaries.  Article IV, Article VI and Sections 8.7,
            -------------------------
8.11, 8.12, 8.13, 8.14, 8.16, 8.18, 8.19, 13.9, 13.10, 13.11, 13.12, 13.13 and
13.14 are made specifically for the benefit of the Members and the other persons intended to be benefitted thereby, who may enforce such provisions as if they were parties thereto. Article VI and Sections 4.9 and 13.9 are made specifically for the benefit of the Optionees, who may enforce such provisions as if they were parties thereto. Notwithstanding the foregoing, the Members and Optionees shall only be entitled to resolve disputes with regard to such provisions contemplated by this Section 14.13 in accordance with the provisions of Section
14.12 hereof.

                                  ARTICLE XV


                                   GLOSSARY

15.  Glossary
     --------

     The following terms as used in this Agreement shall have the meaning indicated below:

     "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with, such person.

     "Adjustment Shares" has the meaning set forth in Schedule 4.9(a).

     "Agreement" shall mean this Agreement and Plan of Reorganization entered
into this 2nd   day of June, 2000, by and among FiberNet Telecom Group, Inc.,
FiberNet Holdco, Inc., FiberNet Merger Sub, Inc., Devnet Merger Sub, Inc., Devnet L.L.C. and FP Enterprises L.L.C.

     "Approvals" has the meaning set forth in Section 5.20.

     "Balance Sheet" has the meaning set forth in Section 5.7.

     "Balance Sheet Date" has the meaning set forth in Section 5.7

     "Bank Consent" has the meaning set forth in Section 8.4(b).

     "Benefit Plans" has the meaning set forth in Section 5.15.

     "Bona Fide Financing" has the meaning set forth in Section 8.8(d).

     "Business" means the contracting for telecommunications access rights in multi-tenant office buildings, the deployment of telecommunications networks in and connected to such buildings, and the offering of voice and data communications services either in a wholesale or resale nature, as such business is now being conducted by Devnet.

     "Cash Consideration" has the meaning set forth in Section 4.4(a).

     "Change of Control" is defined as (A) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Devnet representing 20% or more of the total voting power represented by Devnet's then outstanding voting securities; or (B) the consummation of a merger, consolidation, reorganization or similar transaction in which Devnet's members before such transaction own less than 50% of the voting stock on voting power of the surviving entity immediately after such transaction; or (C) the consummation of the sale or disposition by Devnet of all or substantially all of Devnet's assets.

     "Class A Units" has the meaning set forth in the Recitals.

     "Class B Units" has the meaning set forth in the Recitals.

     "Class C Units" has the meaning set forth in the Recitals.

     "Closing" has the meaning set forth in Section 1.2.

     "Closing Date" has the meaning set forth in Section 1.2

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Constituent Corporations" shall mean Holdco and Merger Sub.

     "Contracts" has the meaning set forth in Section 5.18.

     "Delaware Secretary of State" means the Secretary of State of the State of Delaware

     "Devnet" means Devnet L.L.C., a Delaware limited liability company.

     "Devnet Agreements" has the meaning set forth in Section 5.3.

     "Devnet Amendment" has the meaning set forth in Section 12.2(c)(i).

     "Devnet Certificate of Merger" has the meaning set forth in Section 4.1.

     "Devnet Certificates" has the meaning set forth in Section 4.8(b).

     "Devnet Merger" has the meaning set forth in the Recitals.

     "Devnet Merger Certificate" has the meaning set forth in Section 4.1.

     "Devnet Merger Consideration" has the meaning set forth in Section 4.4(a).

     "Devnet Merger Securities" has the meaning set forth in Section 4.4(a).

     "Devnet Merger Sub" has the meaning set forth in the Recitals.

     "Devnet Merger Sub Units" has the meaning set forth in Section 4.2.

     "Devnet Takeover Proposal" has the meaning set forth in Section 8.8(d).

     "DGCL" shall mean the General Corporation Law of the state of Delaware.

     "Distribution Schedule" has the meaning set forth in Section 4.4(b).

     "DLLCA" has the meaning set forth in the Recitals.

     "Documents" shall mean and include and be deemed to refer to all instruments, certificates, documents, representation letters and agreements to be executed and delivered herewith or at or prior to the Closing in connection with the transactions contemplated hereby.

     "Effective Time" has the meaning set forth in Section 1.1.

     "Encumbrances" has the meaning set forth in Section 5.10(a)(i).

     "End Date" has the meaning set forth in Section 12.1.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "Escrow Agent" has the meaning set forth in Section 13.2.

     "Escrow Fund" has the meaning set forth in Section 4.8(a).

     "Escrow Shares" has the meaning set forth in Section 13.2(a).

     "Exchange Act" has the meaning set forth in Section 3.9.

     "Exchange Agent" has the meaning set forth in Section 4.8(a).

     "Exchange Agreement" has the meaning set forth in Section 4.8(a).

     "Exchange Fund" has the meaning set forth in Section 4.8(a).

     "Existing Claims" has the meaning set forth in Section 13.4.

     "Federal Tax" means any tax imposed under Subtitle A of the Code.

     "FiberNet" means FiberNet Telecom Group, Inc., a Delaware corporation.

     "FiberNet Agreement" has the meaning set forth in Section 5.3.

     "FiberNet Amendment" has the meaning set forth in Section 8.4(b)(i).

     "FiberNet Board" has the meaning set forth in Section 1.6.

     "FiberNet Bylaws" has the meaning set forth in Section 1.5.

     "FiberNet Charter" has the meaning set forth in Section 1.4.

     "FiberNet Common Stock" means shares of FiberNet's common stock, $.001 par value per share.

     "FiberNet Group" has the meaning set forth in Section 6.9(c).

     "FiberNet Certificate of Merger" has the meaning set forth in Section 1.1.

     "FiberNet Merger Sub, Inc." means FiberNet Merger Sub, Inc., a Delaware corporation, which is a direct wholly-owned subsidiary of Holdco and an indirect wholly-owned subsidiary of FiberNet.

     "FiberNet New Stock" has the meaning set forth in Section 2.2(f).

     "FiberNet Option" has the meaning set forth in Section 3.5.

     "FiberNet Option Plans" has the meaning set forth in Section 3.5.

     "FiberNet Preferred Stock" means shares of FiberNet's preferred stock, $.001 par value per share.

     "FiberNet SEC Reports" has the meaning set forth in Section 6.5(a).

     "FiberNet Series C Preferred Stock" has the meaning set forth in the Recitals.

     "FiberNet Series D Preferred Stock" has the meaning set forth in the Recitals.

     "FiberNet Series E Preferred Stock" has the meaning set forth in the Recitals.

     "FiberNet Series F Preferred Stock" has the meaning set forth in the Recitals.

     "FiberNet Warrant" has the meaning set forth in Section 3.6.

     "Final Determination" has the meaning set forth in Section 13.13.

     "Form 8-K" has the meaning set forth in Section 14.6.

     "FP Escrow Costs" has the meaning set forth in Section 13.4.

     "FP Operating Agreement" has the meaning set forth in Section 5.3.

     "Fugazy Fee" has the meaning set forth in Section 14.7.

     "GAAP" shall mean generally accepted accounting principles.

     "Holdco" means FiberNet Holdco, Inc., a Delaware corporation, which is a direct wholly-owned subsidiary of FiberNet.

     "Holdco Board" has the meaning set forth in Section 3.1(a).

     "Holdco Bylaws" has the meaning set forth in Section 3.3.

     "Holdco Charter has the meaning set forth in Section 3.2.

     "Holdco Common Stock" means shares of Holdco's common stock, par value $.001 per share.

     "Holdco New Stock" has the meaning set forth in Section 2.2(f).

     "Holdco Option" has the meaning set forth in Section 3.5.

     "Holdco Preferred Stock" means shares of Holdco's preferred stock, par value $.001 per share.

     "Holdco Series C Preferred Stock" has the meaning set forth in the Recitals.

     "Holdco Series D Preferred Stock" has the meaning set forth in the Recitals.

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

     "Holdco Series E Preferred Stock" has the meaning set forth in the Recitals.

     "Holdco Series F Preferred Stock" has the meaning set forth in the Recitals.

     "Holdco Tax Claim" has the meaning set forth in Section 13.11(b).

     "Indemnified Person" has the meaning set forth in Section 13.10(a).

     "Indemnifying Party" has the meaning set forth in Section 13.10(b).

     "Indemnitee" has the meaning set forth in Section 13.11(b).

     "Indemnitor" has the meaning set forth in Section 13.11(a).

     "Initial Merger Consideration" has the meaning set forth in Section 4.8(a).

     "Initiating Person" has the meaning set forth in Section 14.12.

     "Intangible Property" has the meaning set forth in Section 5.11.

     "Joinder" has the meaning set forth in Section 8.11.

     "Landlord Encumbrances" has the meaning set forth in Section 5.10(e).

     "Leased Real Property" has the meaning set forth in Section 5.10(b).

     "Legal Fees" has the meaning set forth in Section 14.7.

     "Letter Agreement" has the meaning set forth in Section 8.4(b).

     "Losses" shall mean, as to any Person, all liabilities, losses, damages, deficiencies, Taxes or expenses (including, without limitation, the reasonable expenses of investigation and reasonable fees and expenses of counsel) of such Person.

     "Majority Members" has the meaning set forth in Section 8.12(e).

     "Managing Member" means FP Enterprises, L.L.C., a Delaware limited liability company and managing member of Devnet.

     "Market Price" shall mean the average closing prices of FiberNet's Common Stock sales on the Nasdaq Stock Market, Inc., or, if there have been no sales on such market on any day, the average of the highest bid and lowest asked prices on such market at the end of such day, or, if on any such day FiberNet Common Stock is not so listed, the average representative bid and asked prices quoted by any other United States securities exchange on which FiberNet Common Stock may be listed at the time, or, if FiberNet Common Stock is not listed on any other such exchange, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 10 days consisting of the 10 consecutive business days prior to the Closing Date.

     "Material Adverse Effect" shall mean a material adverse change to the condition (financial or otherwise), results of operations or assets, liabilities of (1) Devnet, when such term is used in relation to Devnet or the context otherwise requires or (2) FiberNet, and/or its subsidiaries, taken as a whole, when such term is used in relation to FiberNet or the context otherwise so required, but not including any such change which results from (x) changes in general economic or political conditions generally or (y) general economic or political conditions applicable to the telecommunications industry.

     "Medical Plan Amendment" has the meaning set forth in Section 7.1.

     "Member Tax Claim" has the meaning set forth in Section 13.11(a).

     "Members" has the meaning set forth in the Recitals.

     "Members' Fees" has the meaning set forth in Section 14.7.

     "Merger" means the transaction where Merger Sub is merged with and into FiberNet, with FiberNet continuing as the Surviving Corporation, in accordance with the terms and conditions of this Agreement.

     "Merger Sub" has the meaning set forth in the Recitals.

     "Merger Sub Common Stock" means shares of Merger Sub's common stock, $.001 par value per share.

     "Merger Sub Common Stock Certificate" has the meaning set forth in Section 2.4(b).

     "Minimum Amount" has the meaning set forth in Section 13.2.

     "Nasdaq" has the meaning set forth in Section 4.8(e)(ii).

     "New Stock Accumulated Dividends" has the meaning set forth in Section 2.2(f).

     "Officer's Certificate" has the meaning set forth in Section 13.5(a).

     "Operating Agreement" has the meaning set forth in Section 5.1(h).

     "Option Schedule" has the meaning set forth in Schedule 4.9.

     "Optionee Termination" has the meaning set forth in Section 4.9.

     "Optionees" has the meaning set forth in Schedule 4.9.

     "Options" has the meaning set forth in Schedule 4.9.

     "Outstanding FiberNet Common Shares" has the meaning set forth in the Recitals.

     "Outstanding FiberNet Series C Preferred Shares" has the meaning set forth in the Recitals.

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

     "Outstanding FiberNet Series D Preferred Shares" has the meaning set forth in the Recitals.

     "Outstanding FiberNet Series E Preferred Shares" has the meaning set forth in the Recitals.

     "Outstanding FiberNet Series F Preferred Shares" has the meaning set forth in the Recitals.

     "Outstanding Holdco Common Shares" has the meaning set forth in the Recitals.

     "Outstanding Merger Sub Common Shares" has the meaning set forth in the Recitals.

     "Permitted Liens" has the meaning set forth in Section 5.10(e).

     "Person" and "person" shall mean any natural person and any corporation, trust, partnership, limited liability partnership, limited liability company, limited liability corporation, venture or business entity.

     "Registration Rights Agreement" has the meaning set forth in Section 8.11.

     "Reimbursed Person" has the meaning set forth in Section 13.10(b).

     "Notice Party" has the meaning set forth in Section 13.10(b).

     "Representatives" has the meaning set forth in Section 8.8(a).

     "SEC" shall mean the Securities and Exchange Commission.

     "Series C Accumulated Dividends" has the meaning set forth in Section
2.2(b).

     "Series D Accumulated Dividends" has the meaning set forth in Section
2.2(c).

     "Series E Accumulated Dividends" has the meaning set forth in Section
2.2(d).

     "Series F Accumulated Dividends" has the meaning set forth in Section
2.2(e).

     "SpaceTel Agreement" has the meaning set forth in Section 5.3.

     "Superior Devnet Proposal" has the meaning set forth in Section 8.8(d).

     "Surviving Corporation" means FiberNet.

     "Surviving Corporation Common Stock" has the meaning set forth in Section 2.1.

     "Surviving Corporation Charter" has the meaning set forth in Section 1.4.

     "Surviving LLC" has the meaning set forth in Section 4.1.

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

     "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, imposts and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including, without limitation, pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including, without limitation, any liability for Taxes as a transferee or successor, by contract or otherwise.

     "Tax Asset" means any net operating loss, net capital loss, investment tax credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

     "Tax Return" or "Return" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including, without limitation, all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

     "Transaction" means the Merger and the Devnet Merger.

     "Units" means the Class A Units and the Class B Units.

     "US Trust" has the meaning set forth in Section 4.8(a).

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                           FIBERNET TELECOM GROUP, INC.


                           By: /s/ Michael S. Liss
                               -----------------------------------------
                                Name:   Michael S. Liss
                                Title:  Chief Executive Officer and President

                           FIBERNET HOLDCO, INC.


                           By: /s/ Michael S. Liss
                               -----------------------------------------
                                Name:   Michael S. Liss
                                Title:  Chief Executive Officer and President

                           FIBERNET MERGER SUB, INC.


                           By: /s/ Michael S. Liss
                               -----------------------------------------
                                Name:   Michael S. Liss
                                Title:  President

                           DEVNET MERGER SUB, LLC


                           By: /s/ Michael S. Liss
                               -----------------------------------------
                                Name:   Michael S. Liss
                                Title:  President

                           DEVNET L.L.C.


                           By: F.P. Enterprises L.L.C., its Managing Member



                           By: /s/ Joel R. Wilson
                               ----------------------------------------
                                Name:   Joel R. Wilson
                                Title:  Chairman and Chief Executive Officer

                           F.P. ENTERPRISES L.L.C., a Delaware Limited
                           Liability Company (exclusively for the purposes set forth in Section 13.15 hereof)



                           By: /s/ Joel R. Wilson
                               ------------------------------------------
                                Name:   Joel R. Wilson
                                Title:  Chairman and Chief Executive Officer


                                       2